Exhibit 99.3

Ermenegildo Zegna Holditalia S.p.A. and subsidiaries

Consolidated Financial Statements as of December 31, 2020

Ermenegildo Zegna Holditalia S.p.A.

Consolidated Financial Statements for the Year Ended 31 December 2020

ERMENEGILDO ZEGNA HOLDITALIA S.p.A. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2020

Letter of the Chairman of Board of Directors and CEO of the Group

Over the last years, we have witnessed to a radical shift in men’s attitudes towards style: informality has become the norm in so many aspects of our lives, including the ways in which men dress. This change towards more casual dressing was well underway before the pandemic but was greatly accelerated while we spent more and more time in our homes. One may be quick to think that these changes would harshly affect Zegna, but flexibility, innovation and responding to our customers’ needs has always been our primary way of thinking. Guided by these values and a clear strategy, our journey towards offering a casual and luxurious category of clothing was well underway prior to the pandemic’s onset. And as always with Zegna, this evolving vision is rooted in a thoughtful sartorial approach towards defining men’s style.

Despite extraordinary challenges to our business due to pandemic-related trade and travel restrictions, we are extremely proud at the resiliency we’ve seen, thanks in large part to the dedication of our employees and the loyalty of our customers. While our international retail network was heavily affected by store closures, especially during the second and third quarters of 2020, Zegna Group revenues still landed above one billion euros. Thom Browne, which Zegna acquired in 2018, outperformed both revenue and profitability expectations, exceeding 2019 levels. In the second half of 2020, in markets such as China and Russia that were less affected by store closures, the sales performance of the Zegna brand demonstrated a remarkable high double-digit bounce-back versus the same period in 2019; also Dubai was able to confirm the positive performance of the second half of 2019.

Adjusted EBITDA totalled 181 million euros (18% on revenue) and Adjusted EBIT accounted for 13 million euros. Net loss amounted to 45 million euros. Zegna’s Net Financial Indebtness amounted to -6 million euros at year-end, or 18 million euros below the previous year’s level. Total Equity accounted for 653 million euros.

In the face of a severe drop off in revenues as the result of lock downs around the world, the resiliency of our organization enabled the Group to act swiftly to better control costs. We did so by assuring neutral leverage of operating costs for the year and by lessening the break-even point dramatically without limiting the development and strengthening of the Zegna and Thom Browne brands.

By the end of 2020, we had 537 mono-brand stores, of which 296 are managed directly. We were pleased to be able to open 10 new Thom Browne stores in addition to Zegna store openings in Shanghai, Paris and Mexico City. 241 of our stores are operated on a franchising or wholesale basis.

Zegna’s retail networks in South Korea and Morocco have been transformed through a franchisee agreement involving local partners, whose knowledge of the market and entrepreneurial capabilities will assure our customers receive the service they have come to expect.

As of January 2021, Zegna’s majority stake in Agnona srl, a company that produces and distributes the high-end Agnona brand, was purchased by the Aimone family, one of Zegna related party and one o stakeholders. Zegna Group retains a 30% stake in Agnona, reinforcing our strategy of maintaining financial interests in other companies within our industry with the aim of leveraging yet another historic brand.

2021 started with strong sales in countries less affected by restrictions due to COVID-19, and we feel confident that the Group is moving forward on its path towards pre-pandemic results. A comprehensive overhaul of the Group’s structure will assist us as we move forward, allowing us to operate in a more agile manner. At the same time, the Textile Division will continue to pursue its strategy of extending and reinforcing its high-end product offer with Lanificio Zegna, Bonotto and Dondi, and also through selective partnerships and acquisitions. Strategic investment remains a top priority, as we seek to strengthen our IT infrastructure and renovate and expand our global retail network.

In the face of much uncertainty, our approach and commitment to sustainability has remained unchanged and is at the forefront of everything we do. This year we made substantial progress on our vision of producing zero waste through our project #UseTheExisting. This represents the brand’s commitment to using more natural and technical fabrics, all of which are developed from pre-existing sources via innovative processes.

At Zegna, we are driven by a philosophy that our actions today will shape our tomorrow. Motivated by this ethos, during the pandemic’s initial outbreak in China, Zegna reacted immediately by making a financial donation in the region to support affected areas and to aid in the distribution of protective equipment. As the situation worsened across Italy and much of Europe, the Zegna family, together with the Group’s top management, pledged personal donations in support of the Civil Protection in Italy, the nurses, doctors, scientists and volunteers in Italy who have been working tirelessly to fight the epidemic. The Zegna Group also converted a portion of its production capabilities in its facilities in Novara, Italy and Mendrisio, Switzerland to allow for the manufacturing of critical medical supplies that was distributed throughout Italy and Switzerland. The overall donations totalled 4 million euros.

Our shared experiences throughout 2020 presented us with unforeseen obstacles – many of which forced us to think more deeply about what is important in life, about our mission in this world, and about the legacy that we will leave behind. At Zegna, as a family and as a company, we confronted these questions, too, and our responses were rooted in our founder’s vision of giving back to create a better tomorrow for future generations. Since its inception in 2014, Ermenegildo Zegna Founder’s scholarship continues to provide financial assistance to Italian students and researchers seeking to spend time abroad in connection with, or following completion of, their university studies in Italy. To date, more than 250 scholarships have been awarded allowing Italian students to spend time abroad at leading international academic institutions. The programme, in keeping with its mission, allows awardees to have valuable experiences abroad that can be brought back to Italy, ultimately contributing to the country’s future development.

Paolo Zegna	Ermenegildo Zegna

Chairman	Chief-Executive Officer

REPORT ON OPERATIONS

The Report on Operations of the Consolidated Financial Statements as of December 31, 2020, includes the Letter of the Chairman of Board of Directors and CEO of the Group that reports the economic trend of 2020, business outlook, investments of the year and subsequent events.

Supplemental information about Group management are reported below.

1.	Non-IFRS performance, financial position and liquidity measures

We use certain measures to assess the financial performance of our business. Certain of these measures are defined “non-IFRS measures” because they exclude amounts that are included in, or include amounts that are excluded from, the most directly comparable measure calculated and presented in accordance with IFRS, or are calculated using financial measures that are not calculated in accordance with IFRS. These non-IFRS measures include Adjusted EBIT, Adjusted EBITDA, Trade Working Capital and Net Financial Indebtedness.

An explanation of the relevance of each of the non-IFRS measures, a reconciliation of the non-IFRS measures to the most directly comparable measures calculated and presented in accordance with IFRS and a discussion of their limitations is set out below. We do not regard these non-IFRS measures as a substitute for, or superior to, the equivalent measures calculated and presented in accordance with IFRS or those calculated using financial measures that are calculated in accordance with IFRS.

Adjusted EBIT

Adjusted EBIT is calculated as the Profit/(Loss) for the year excluding income taxes, financial income and expenses, exchange gains/losses, write downs / revaluations of equity investment, impairment losses on property, plant and equipment, intangible assets and right-of-use assets, the effect of certain events and transactions that the Management has considered do not relate to the Group’s underlying trading performance and not attributable to the normal operational management of the business.

We have included Adjusted EBIT in this annual report because it is a key measure that our Management and Board of Directors use to understand and evaluate our operating performance and trends.

In calculating Adjusted EBIT, we exclude (a) exchange gain / (losses), (b) write downs / revaluations of equity investments, (c) donations granted during the COVID-19 pandemic, (d) severance indemnities and severance expenses, (e) impairment losses on property, plant and equipment, intangible assets and right-of-use assets and (f) impairment losses on held for sale assets because we believe they are not representative of the underlying operations of the Group.

Additionally, adjustments relating to certain expenses and income were necessary in order to ensure a better comparability of the historical data relating to the fiscal years in question as these include items not considered by us to be attributable to the normal operational management of our business. In calculating Adjusted EBIT for the years ended December 31, 2020 and 2019, we excluded legal expenses accruals related to a lease agreement.

Accordingly, we believe that Adjusted EBIT provides useful information to third party stakeholders in understanding and evaluating our operating results.

A reconciliation of the Profit/(Loss) for the year to Adjusted EBIT for the years ended December 31, 2020 and 2019 is presented below:

NON IFRS MEASURES

ADJUSTED EBIT

(000/€)

		2020	2019
Profit/(Loss) for the year		(45.156)	37.505

Income taxes		7.592	41.059

Financial income		(22.544)	(19.165)
Financial expenses		30.037	26.106
Exchange losses/(gains)		(7.087)	9.826
Write downs/(Revaluations) of equity investments		8.737	1.534

Donations related to the Covid19 pandemic	(1)	4.482	—

Legal expense related to a lease agreement	(2)	3.000	—

Impairment of Property, plant and equipments and right-of-use assets	(3)	18.368	4.210

Severance indemnities and severance expenses	(4)	12.308	9.778

Impairment on held for sale assets	(5)	3.053	0

Adjusted Ebit		12.790	110.853

(1)

in 2020, the Group granted donations to charitable associations in Italy and abroad for the Covid19 pandemic for Eur 4,482 thousand, entered in the “Gift, associations & donations” item of the “Other Operating Costs”

(2)	in 2020, the Group incurred Eur 3’000 thousand for legal expenses related to a lease agreement in the UK, entered in “Write Downs and Other Provisions”
(3)	In 2020, the Group incurred impairment losses of Property, plant and equipment and Right-of-use assets respectively for Euro 5,447 thousand and for Euro 12,921 thousand.

In 2019, the Group incurred impairment losses of Property, plant and equipment Euro 4,210 thousand

(4)

in 2020, the Group incurred for Euro 10.377 thousand for Severance indemnities and Euro 1.931 thousand for Severance expenses, entered respectively in the “Severance Indemnities” item of “Personnel Cost” and in the “Write Downs and Other Provisions”

In 2019, the Group incurred costs for Euro 9.778 thousand for Severance indemnities, entered in the “Severance Indemnities” item of “Personnel Cost”

(5)

in 2020, the Group incurred in impairment losses of Eur 988 thousand related to held for sale current assets, entered in “Write Downs and Other Provisions”, and Eur 2,065 thousand for the write-off of the held for sale inventory, entered in the “Cost of raw Material and Consumables”

Adjusted EBITDA

Adjusted EBITDA is calculated as Profit/(Loss) for the year excluding income taxes, financial income and expenses, exchange gains/losses, write downs / revaluations of equity investment, depreciation, amortization and impairment of assets, the effect of early termination of some lease contracts, the effect of certain events and transactions that Management has considered do not relate to the Group’s underlying trading performance and not attributable to the normal operational management of the business.

We have included Adjusted EBITDA in this annual report because it is a key measure that our Management and Board of Directors use to understand and evaluate our core operating performance and trends and liquidity generation/(absorption).

In calculating Adjusted EBITDA, we exclude (a) exchange gain / (losses), (b) write downs / revaluations of equity investments, (c) donations granted during the COVID-19 pandemic, (d) severance indemnities and severance expenses, (e) impairment losses on property, plant and equipment, intangible assets and right-of-use assets and (f) impairment losses on held for sale assets because we believe they are not representative of the underlying operations of the Group.

Additionally, adjustments relating to certain expenses and income were necessary in order to ensure a better comparability of the historical data relating to the fiscal years in question as these include items not considered by us to be attributable to the normal operational management of our business. In calculating Adjusted EBITDA for the years ended December 31, 2020 and 2019, we excluded (a) legal expenses related to a lease agreement in UK and (b) losses arising from the sale of the “woman business”

Accordingly, we believe that Adjusted EBITDA provides useful information to third party stakeholders in understanding and evaluating our operating results and liquidity generation/(absorption).

A reconciliation of the Profit/(Loss) for the year to Adjusted EBITDA for the years ended December 31, 2020 and 2019 is presented below.

NON IFRS MEASURES

ADJUSTED EBITDA

(000/€)

		2020	2019
Profit/(Loss) for the year		(45.156)	37.505
Income taxes		7.592	41.059
Financial income		(22.544)	(19.165)
Financial expenses		30.037	26.106
Exchange gains/(losses)		(7.087)	9.826
(Write downs)/Revaluations of equity investments		8.737	1.534
Depreciation and Amortization		168.068	169.611
Donations related to the Covid19 pandemic	(1)	4.482	—
Legal expense related to a lease agreement	(2)	3.000	—
Impairment of Property, plant and equipments and right-of-use assets	(3)	18.368	4.210
Severance indemnities and severance expenses	(4)	12.308	9.778
Impairment on held for sale assets	(5)	3.053	—
Adjusted Ebitda		180.858	280.464

(1)

in 2020, the Group granted donations to charitable associations in Italy and abroad for the Covid19 pandemic for Eur 4,482 thousand, entered in the “Gift, associations & donations” item of the “Other Operating Costs”

(2)	in 2020, the Group incurred Eur 3’000 thousand for legal expenses related to a lease agreement in the UK, entered in “Write Downs and Other Provisions”
(3)	In 2020, the Group incurred impairment losses of Property, plant and equipment and Right-of-use assets respectively for Euro 5,447 thousand and for Euro 12,921 thousand.

In 2019, the Group incurred impairment losses of Property, plant and equipment Euro 4,210 thousand

(4)

in 2020, the Group incurred for Euro 10.377 thousand for Severance indemnities and Euro 1.931 thousand for Severance expenses, entered respectively in the “Severance Indemnities” item of “Personnel Cost” and in the “Write Downs and Other Provisions”.

In 2019, the Group incurred costs for Euro 9.778 thousand for Severance indemnities, entered in the “Severance Indemnities” item of “Personnel Cost”

(5)

in 2020, the Group incurred in impairment losses of Eur 988 thousand related to held for sale current assets, entered in “Write Downs and Other Provisions”, and Eur 2,065 thousand for the write-off of the held for sale inventory, entered in the “Cost of raw Material and Consumables”

Non IFRS Financial position and liquidity measures: Trade Working Capital and Net Financial Indebtedness

NON IFRS MEASURES

TRADE WORKING CAPITAL AND ADJUSTED NET FINANCIAL INDEBTNESS

(000/€)

	31/12/2020	31/12/2019
Trade working capital:
Trade receivables	138.829	178.222
Inventories	321.471	314.591
Trade liabilities including customer advances	(188.342)	(225.598)
Trade working capital	271.957	267.215

	31/12/2020	31/12/2019
Net Financial Indebtedness:
Non current financial borrowings	(558.722)	(514.263)
Current financial borrowings	(91.029)	(106.029)
Derivative financial instruments	(12.285)	(11.863)
Other non current financial liabilities - Bonds and Other (1)	(8.065)	(7.890)
Total Borrowings, other financial liabilities and derivatives	(670.101)	(640.045)
Cash and cash equivalents	302.291	210.626
Derivatives financial instruments	11.848	6.468
Other current financial assets	350.163	434.905
Total Other current Financial assets	664.301	651.999
Net Financial Indebtedness	(5.800)	11.954

(1)

In 2020, Bonds related to non-convertible debenture loans for Euro 4,287 thousand, Other loans granted by a minority shareholder of a Group’s company not fully owned for Euro 3,594 thousand, Other Financial Liabilities Euro 184 thousand.

In 2019, Bonds related to non-convertible debenture loans for Euro 4,287 thousand, Other loans granted by a minority shareholder of a Group’s company not fully owned for Euro 3,272 thousand, Other Financial Liabilities Euro 331 thousand

We define Trade Working Capital as the sum of Trade receivable, Inventories and Trade liabilities including customer advances.

We have included Trade Working Capital in this annual report because it is a key measure that our Management and Board of Directors use to understand and evaluate our liquidity generation/(absorption).

We define Net Financial Indebtedness as the sum of financial borrowings (current and non-current), derivative financial instruments, bonds and loans entered in the Other non-current financial liabilities, net of cash and cash equivalents, derivative financial instruments and other current financial assets.

We have included Net Financial Indebtedness in this annual report because it is a key measure that our management and Board of Directors use to monitor the level of net liquidity and financial resources available.

Main Risks and Uncertainties to Ermenegildo Zegna Holditalia S.p.A. and its Subsidiaries

Risk factors regarding the international luxury goods market

Economic risks and international business risks

The performance of the luxury goods market is influenced by individuals’ propensity to consume and by the general economy. Accordingly, the Group’s financial and business performance is exposed to global social and macroeconomic risks due to its international scale. An unfavourable economy in one or more of the main countries where the Group operates, as well as on a global level, could adversely affect the propensity to spend on luxury goods and have a negative impact on the Group’s operations, results, cash flows and financial condition.

Moreover, a substantial portion of sales originates from purchases of products by customers on trips abroad. Therefore, unfavourable economic conditions, social, health or geopolitical situations leading to instability, adverse natural events or government restrictions on movement could negatively impact the Group’s sales operations, results, cash flows and general financial condition.

The market in which the group operates is connected to industrialized economies where demand for “luxury goods” is normally related to the presence of travelling customers, particularly in some countries. Travel restrictions and trading restrictions imposed to the retail sector, on top of the effects of financial economic crisis at the local and/or international level, e.g. high inflation rates and currency devaluations, could stop or slow down the growth in demand. This could affect the Group’s business and economic, property and financial situations.

Risks regarding image and brand recognition

The Group’s success in the international luxury goods business is linked to the image and distinct character of its brands. These features depend on many factors, such as the style and design of the products, the quality of the materials used and production techniques, the image and locations of DOS, careful selection of licensees, communications activities and the general corporate profile.

Preserving the image and prestige acquired by its brands is a primary objective of the Ermenegildo Zegna Group, pursued by monitoring constantly the Company and its changes, and by continuously seeking innovation in styles, products and communications in order to convey messages that are always consistent with the strong brand identities.

Meanwhile, monitoring meticulously each internal and external phase of the value chain reduces considerably the risk that inappropriate performance could affect Ermenegildo Zegna Consolidated Financial Statements and therefore the value of the brands.

Risks regarding ability to anticipate trends and react to shifts in consumer tastes

The Group’s success is reliant on its ability to create and define fashion and product trends, and to anticipate shifts in consumer tastes and luxury market trends in a timely manner.

Ermenegildo Zegna, assisted by a qualified team of stylists and designers, is capable of combining intellectual curiosity, the pursuit of new and unconventional ideas, and cultural and social interests with a strong sense of fashion. This has made it possible to establish a genuine design culture, based on method and discipline, which guides everyone who works in the creative process.

In the design area, a mix of different cultures and talents contribute to creativity; in the development area, craft skills combined with solid manufacturing processes enable the Group to keep abreast of emerging consumer trends and lifestyles and to continue to be a major player in the industry.

Intellectual property risks

The Ermenegildo Zegna Group’s brands have always been associated with beauty, creativity, tradition and excellent quality. Ermenegildo Zegna’s ability to protect its brands and other intellectual property rights means safeguarding these fundamental assets that are responsible for the success of the brands and the brand positioning.

The Group protects its brands, designs, patents and websites by registering them and obtaining legal protection for them in all countries throughout the world.

The Group actively opposes all forms of counterfeiting and intellectual property infringement by adopting strong, systematic measures worldwide. The wholesale, retail, online and offline markets are monitored daily in close collaboration with the Italian and international customs authorities and tax authorities.

Strategic risks

The possibility for the Group to improve its financial and business performance depends on successful implementation of its commercial strategy, which is achieved through the continuous support and development of retail sales and the constant recognition of the brand as reference points in the industry.

The Group provides support to the retail network by offering leather goods, clothing and footwear that reflect the brand positioning accompanied by a unique buying experience distinguished by careful revision of the physical and digital store concepts and layouts and by constant enrichment of customer services. The performance of the retail channel is supported by marketing initiatives intended to enhance the identity of the brands in the specific markets, emphasizing the unique features that distinguish the style and craftsmanship of the products.

Risks regarding the importance of key personnel

The Group’s success depends on the contribution of key individuals who have played an essential role in the Group’s expansion and who have substantial experience in the fashion and luxury goods business. Its success also depends on Zegna’s ability to attract and retain people who are qualified in the design, product development, production, marketing, merchandising and corporate and merchandising functions.

The Group considers its management structure to be capable of ensuring business continuity.

Financial Risks

The Group is exposed to the various financial risks arising from its core business. More specifically, the Group is exposed to:

•	interest rate risks relating to the impact of changes in market interest rates;

•	exchange rate risks, due to operations in currency areas other than that of the accounting currency;

•	liquidity risks relating to the availability of financial resources and the ease of access to the credit market and connected to the need to fulfil the Group’s financial commitments in the short term;

•

credit (or counterparty) risks, representing the risks of default on commercial or financial obligations assumed by the various counterparties and arising from normal commercial transactions or from use, financing and risk hedging activities.

Financial risks are managed on the basis of guidelines established by the Parent Company (“Parent Company”), in compliance with the goals set centrally by the Board of Directors. This approach enables the control and coordination of the operations of the individual subsidiaries, also through more effective financial planning and control, the systematic monitoring of the Group’s levels of exposure to financial risks as well as the trend in cash management, and the provision of useful indications in order to optimize the management of dealings with the reference credit institutions. In accordance with these directives, the Group specifically controls the management of individual financial risks and intervenes to contain their impact, also by using derivatives.

Interest rate risk

Movements in market interest rates affect the level of net financial charges and the market value of financial assets and liabilities.

Interest rate risk can be classified as follows:

•	flow risk, which refers to the variability in interest income and expense received and paid following changes in market interest rates;

•	price risk, relating to the sensitivity of the assets and liabilities market value to changes in the level of interest rates (it refers to fixed rate assets or liabilities).

The Group is mainly exposed to flow risk, i.e. to the risk of recording in the income statement an increase in financial charges due to an unfavourable change in interest rates. Group companies use third-party financial resources largely in the form of floating rate bank debt and deploy the available liquidity mainly in money market instruments. Changes in market interest rates only affect the cost of loans and the yield on uses and thus the level of the Group’s financial charges and income, and not their fair value.

Bank debt is represented by both short-term and medium/long-term, floating-rate loans. The cost of bank debt is benchmarked to the market rate (generally Euribor/Libor or the benchmark of the loan currency on the specific interbank market) in the period increased by a spread which depends on the type of line of credit used. Drawdowns range from one day to a maximum of less than three years (term loan); the interest period and the market rate used (Euribor/Libor) does not exceed six months, including for drawdowns beyond the year. The margins applied are in line with best market standards.

Cash surpluses are used with reference banks in short-term time deposit transactions, referring to the Euribor/Libor rate for the period or the benchmark of the investment currency on the specific interbank market or in intercompany loans, regulated at current market conditions, in order to reduce the Group’s exposure to the banking system, limit the counterparty risk as well as the impact of financial charges. As part of the general policy of optimizing financial resources, the aim is to find a balance between companies with surplus liquidity and others with financial requirements, using the least costly forms of financing.

Exchange rate risk

The exposure to exchange rate risk derives from operations in currencies other than the accounting currency. In particular, the exchange rate risk can be classified based on the nature of the exposure and of the relevant effects:

•

Translation risks are related to the translation of assets and liabilities of companies which prepare their financial statements in a different currency from the Group’s functional currency. It is not the Group’s policy to hedge its exposure to translation exchange risk.

•

Structural risk occurs as Group cash inflows and outflows react differently to currency changes and it is related to the fact that the Group incurs a significant part of its costs in Euro (mostly production and corporate costs), while the revenues and costs recorded by Group companies are mainly expressed in the local currencies of the respective reference markets. External factors such as inflation and internal factors such as adjustments to product prices are the mitigating factors that in the long term may reduce the effect of such miss match.

•	Transaction risks are related to the different relevance of costs and revenues in foreign currency compared to the moment when the price conditions were defined and due to the translation of trade or financial receivables and payables denominated in foreign currency. Particularly, the Group is exposed to the risks deriving from exchange rate for currencies in which sales are made to associates and third-party customers. This risk exists that the amount of revenues in euro may decrease in the event of unfavourable fluctuations in the exchange rate, thereby preventing the desired margin from being achieved. To limit its exposure to the transaction risks, the Group enters derivative contracts (forward exchange contracts) that predefine the exchange rate or a range of exchange rates at future dates.

Exchange rates risk is mainly related to invoices in US Dollar and Chinese Renminbi. The Group manages exchange rates risk thru financial derivate instruments (mainly on USD and CNY).

Central Treasury Office has prepared financial hedging instruments to cover the risk of exchange and interest rate fluctuations.

Credit Risks

Credit risk represents the Company’s exposure to potential losses arising from failure to meet trade or financial obligations taken on by counterparties. The Group’s exposure to credit risk depends on the nature of the activities which have generated the relevant receivables.

The Group’s exposure to trade risk refers exclusively to wholesale sales, which represented nearly 37% of global turnover in 2020; the rest refers to retail sales, which are paid with cash or credit and debit cards at the time of purchase, and royalties.

Trade receivables mainly refer to wholesale sales and are generally due in 90 days or less. The Group generally favours trade dealings with customers with whom it has well-established and consolidated relations. It is the Group’s policy to check credit ratings of customers who ask for extended payment terms, based both on information which can be obtained from specialist agencies and on the observation and analysis of historical data of established customers. In addition, the balance of trade receivables is constantly monitored during the year in order to ensure prompt intervention and to reduce the risk of losses. The allocation of the credit risk among a number of customers helps to further mitigate the risk.

Trade receivables are recorded net of write-downs, which are estimated based on the counterparty’s insolvency risk, determined by considering the information available on the customer’s solvency, historical data, and forecast economic conditions.

Besides obtaining, where possible, advance payments and guarantees from wholesale customers or the adoption of means of payment which are less risky for the creditor, such as documentary letters of credit, other instruments used to manage commercial credit risk is the subscription of factoring contracts without recourse and insurance policies.

In general, the Company believes that the credit risk management policies implemented enabled overdue and bad debts, which required the adoption of legal credit collection measures, to be kept within reasonable limits.

The credit risk connected to financing, investing and operating activities in derivatives to hedge the exchange rate risk is represented by the inability of the counterparty or the issuer of the financial instruments to meet their contractual obligations, i.e. the so-called counterparty risk. The Group manages this type of risk by selecting counterparties with high credit ratings and who are considered solvent by the market and with whom it has routine and ongoing trade and banking service relations and by diversifying the accounting currency of surplus cash.

The concentration of trade receivables by geographical area and the details of the provision for bad debt is provided in note Trade receivables.

Liquidity Risks

Cash flows, financial needs and the solvability of the Group are controlled and managed by the Central Group Treasury Office to assure an effective and efficient management of financial resources (maintaining a suitable liquidity level and funds availability with committed credit lines).

Present economic conjuncture requires attention managing liquidity risks. In order to face a challenging economic situation in 2021, the Group makes provision to cover financial needs and planned capital expenditures with operating management, available liquidity and bank financing.

2.	Other Information

Treasury stocks

The caption Treasury stocks, as of December 31, 2020, consists of no. 271.815 ordinary shares amounting to 76,625 thousand Euro.

In 2020 the Parent Company purchased n. 2.801 shares, increasing the negative reserve by 945 thousand Euro.

Research and Development

Research and development activity carried out by the Group aims at guaranteeing the production and the commercialization of innovative and high-quality products for refined and elegant customers, by the time each seasonal collection is showcased. In coherence with the development of Group directly operated stores, besides the traditional activity of research and development on products and processes, in 2020 continuous research and development to study and experiment for all possible forms of customer service improvement, using know how and the interpretation of customers’ needs, has been conducted.

Operations with Associates

During the period, there were no transactions, including intergroup transactions, with associates that qualified as unusual or atypical. Any associate transactions were part of the company’s normal business activities at the Group. Such transactions are concluded under standard market terms for the nature of goods and/or services offered.

Derivative Financial Instruments

The Company traded some derivative financial instruments that are commented in the Explanatory Notes to the Financial Statements.

Information on the environment and staff

The company has scrupulously applied the rules on safety at work and environmental protection, with particular reference to waste disposal, industrial waste-water treatment and atmospheric emissions. In response to the pandemic increased health risk for employees and third parties, the Group promptly enforced sanitization procedures of working places, daily control on staff and third parties accessing the Group premises, restrictions on the density of people admitted to working places, adopting -among others – measures like double shift working times and smart-working wherever possible. The meetings with employees for training and information on safety and health in the workplace continued with specialists in the sector.

The constant update of the risk assessment documents has continued in 2020, in compliance with Legislative Decree no. 81/2008 and with other local regulations.

It should also be noted that during the year no one of the following events, occurred: deaths, charges related to occupational illnesses on employees and former employees, which the company has been declared responsible for.

Finally, it should be noted that the company did not contest any damage caused to the environment.

Impact of the Covid-19 pandemic on the consolidated financial statements

The Covid-19 pandemic and the measures taken by various governments to fight it severely disrupted Ermenegildo Zegna Group’s operations during the fiscal year and significantly affected the annual financial statements. The closure of stores and production facilities in most countries for a number of months, along with the halt in international travel, were responsible for the reduction in revenue and, consequently, the deterioration in profitability across all the business segments. The impact of the crisis on the Group’s results is discussed in detail in the consolidated financial statements notes. The assumptions and estimates used as a basis for measuring certain balance sheet and income statement items were updated in light of the crisis. This concerned the following topics:

•	valuation of intangible assets: impairment tests were run (see Note 23);

•

all retail entities took steps to renegotiate their leases in order to optimize their lease expenses. The lease abatements thus obtained during the fiscal year were recognized as a deduction to “Depreciation and amortization” (see Note 13);

•

evaluation of inventory provision in order to verify that the impairment policy is appropriate to reflect slower inventory turnover and more limited sales prospects for seasonal products; the assessment didn’t bring to any change of inventory policy due to more than immaterial impacts;

•

payments received or receivable from social security systems or government agencies in respect of measures to safeguard the economy: such payments were deducted from the expenses in respect of which the payments were obtained, in compliance with IAS 20 Accounting for Government Grants and Disclosure of Government Assistance. If these measures took the form of an income tax reduction, the amounts were deducted from the tax expense, in compliance with IAS 12. These measures were mainly aimed at protecting jobs and essentially concerned certain Group subsidiaries in Europe, North America and Asia.

Subsequent events

After the closing date as at December 31, 2020, there are no subsequent events that could affect this financial statement.

Relevant non adjusting subsequent events:

•

On February 23, 2021, the subsidiary Italco, managing a production plant in Spain, reached an agreement with its workers to initiate a collective dismissal procedure. No decisions have been made yet regarding either the definitive cessation of activity after the current year or its continuation with a reduced staff;

•	In May a project for the spin-off of certain real estate properties and other assets was approved by the Board of Directors

•

On May 13th a share of Thom Browne Inc. for a consideration of USD 37,400 thousand corresponding to Euro 30,653 thousand was purchased by the Group. After the deal the share of Zegna in Thom Browne Inc. grows to 90%

•	In May an agreement concerning the purchase of a real estate property in London (already 50% owned by the Group) for a consideration of GBP 36,500 thousand has been reached and is being finalized

•	In May 60% share of Tessitura Ubertino was purchased by the Group.

The global business of Ermenegildo Zegna continued to be impacted by the COVID-19 pandemic. Persisting lockdowns and temporary store closures, in particular in Europe, lasting restrictions on public life including comprehensive social distancing measures as well as ongoing international travel restrictions are expected to continue to weigh on the recovery of the overall industry as well as performance of the Group, especially in the first half of 2021.

On the basis of the above and in accordance with the majority of experts and industry analysts, the Group expects full recovery to pre-pandemic demand in European countries and some Asian economies, excluding China and Dubai, to take place not before first half 2022.

On the ground of actions enforced to support the business, such as activating remote sales tools and procedures, and permanent efficiency action operated in 2020, the Management and the Board of Directors have evaluated various prospective scenarios and believe that the Group has sufficient financial resources to guarantee compliance with its obligations for the 2021 financial year.

To date, there are no tensions on the Group’s financial structure; it presents an adequate level of liquidity and credit lines to meet any greater and unexpected financial needs in the more immediate future.

Given the above, the Board of Directors has not identified significant uncertainties for the future of the Parent Company and its subsidiaries.

Valdilana, June 21, 2021

For and on behalf of the Board of Directors

The Chairman	Paolo Zegna

CONSOLIDATED STATEMENT OF PROFIT AND LOSS

(000/€)

	Note	2020	2019
Revenues	8	1.014.733	1.321.327
Other income	9	23.363	28.602

Revenues and other income		1.038.097	1.349.928

Costs for raw materials and consumables	10	(250.888)	(302.067)
Costs for services	11	(293.608)	(394.828)
Personnel costs	12	(285.321)	(338.936)
Depreciation, amortization and impairment of assets	13	(186.431)	(173.821)
Write downs and other provisions	14	(12.015)	(3.814)
Other operating costs	15	(38.255)	(39.597)

Operating Profit/(Loss)		(28.422)	96.866

Financial income	16	22.544	19.165
Financial expenses	16	(30.037)	(26.106)
Exchange gains/(losses)	16	7.087	(9.826)
(Write downs)/Revaluations of equity investments	17	(8.737)	(1.534)

Profit/(Loss) before taxes		(37.564)	78.564

Income taxes	18	(7.592)	(41.059)

Profit/(Loss) for the year		(45.156)	37.505

Profit/(Loss) for the year attributable to shareholders of the parent company		(49.202)	32.893

Profit/(Loss) for the year - attributable to non controlling interests		4.045	4.611

CONSOLIDATED STATEMENT OF OTHER COMPREHENSIVE INCOME

(000/€)

	2020	2019
Profit/(Loss) for the year	(45,156)	37,505

Items that will be subsequently reclassified to the income statement

Currency differencies arising from the translation of foreign subsidiaries statements	(34,694)	8,378
Net gain (loss) deriving from cash flow hedge	649	(1,963)
Net gain (loss) from financial instruments measured at fair value	287	2,463

Items that will not be subsequently reclassified to the income statement

Net actuarial gain (loss) deriving from employees defined-benefit plans	499	(444)

Total other comprehensive income (loss) - Net of taxes	(33,259)	8,434

TOTAL COMPREHENSIVE INCOME (LOSS) OF THE PERIOD - Net of taxes	(78,415)	45,939

Comprehensive income (loss) of the year - attributable to shareholders of the parent company	(82,175)	41,237

Comprehensive income (loss) of the year - attributable to non-controlling interests	3.760	4,702

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(000/€)

	Note	31/12/2020	31/12/2019
Non-current assets

Property plant and equipment	19	240.395	269.041
Investment property	20	49.754	55.162
Intangible assets with a finite useful life	21	67.669	74.110
Right of use	22	364.362	471.957
Goodwill	23	286.303	310.606
Investments at equity method	24	21.360	27.794
Deferred tax assets	25	72.211	59.219
Other financial assets	26	46.980	91.613

Total non-current assets		1.149.035	1.359.501

Current assets

Inventories	27	321.471	314.591
Trade receivables	28	138.829	178.222
Derivatives financial instruments	29	11.848	6.468
Tax receivables	30	58.833	71.574
Other current financial assets	31	350.163	434.905
Other current assets	32	23.496	30.239
Cash and cash equivalents	33	302.291	210.626

Total current assets		1.206.930	1.246.626

Assets held for sale	34	17.225	—

Total assets held for sale		17.225	0

TOTAL ASSETS		2.373.190	2.606.127

Equity	35

Share capital	35.1	4.300	4.300
Other reserves and retained earnings	35.2	667.547	670.506
Profit/(Loss) for the year		(49.202)	32.893

Total equity attributable to shareholders of the parent company		622.645	707.699

Total equity attributable to non controlling interest	36	29.890	27.705

Total equity		652.536	735.405

Non-current liabilities

Non-current financial borrowings	37	558.722	514.263
Other non-current financial liabilities	38	220.968	236.978
Lease liabilities	39	314.845	405.637
Provision for risks and charges	40	48.412	49.258
Employee termination indemnities	41	29.216	30.573
Deferred tax liabilities	25	36.269	39.623

Total non-current liabilities		1.208.432	1.276.332

Current liabilities

Current financial borrowings	37	91.029	106.029
Lease liabilities	39	92.842	102.516
Derivative financial instruments	29	12.285	11.863
Trade liabilities including customer advances	42	188.342	225.598
Tax liabilities	43	53.355	65.366
Other current liabilities	44	57.644	83.018

Total current liabilities		495.497	594.389

Liabilities held for sale	34	16.725	0

Total liabilities held for sale		16.725	0

TOTAL EQUITY AND LIABILITIES		2.373.190	2.606.127

CONSOLIDATED CASH FLOW STATEMENT

(000/€)

	2020	2019
A) Operating activities

Profit/(Loss) for the year	(45.156)	37.505
Income taxes	7.592	41.059
(Financial income), financial expenses and exchange (gains)/losses	7.407	18.654
(Gains)/losses arising from fair value adjustments	1.736	(353)

1. Net Result before income taxes, interests, dividends and gains/losses arising from the sale of fixed asstes	(28.422)	96.866

Changes related to non-monetary items
Provisions to reverses for risks and charges	12.015	3.814
Depreciations, amortization and impairment of assets	186.431	173.821
Write downs (reversal) of the provision for obsolete inventory	37.735	8.446
Other non-monetary changes	(27.275)	(1.661)
Total non-monetary changes	208.907	184.420
2. Cash provided by operating activities before changes in working capital	180.485	281.285

Changes related to working capital
Decrease/(increase) in inventories	(51.693)	(11.593)
Decrease/(increase) in trade receivables	32.771	(7.218)
Increase/(decrease) in trade liabilities including customer advances	(33.812)	(12.862)
Decrease/(increase) in prepaid expenses and accrued income	4.991	2.566
Increase/(decrease) in accrued expenses and deferred income	(27.575)	(4.274)
Other changes related to working capital	190	(15.342)

Total changes in working capital	(75.128)	(48.722)

3. Cash provided by operating activities	105.357	232.563

Other adjustments
(Cash out of financial interests)	(4.048)	(4.778)
(Cash out of income taxes)	(31.059)	(22.878)
Total other adjustments	(35.107)	(27.656)
Net cash provided by operating activities (A)	70.250	204.907
B) Investing activities

Property plant and equipment	(27.481)	(47.448)
(Addition) of property plant and equipment	(27.481)	(47.448)
Disposal of property plant and equipment	—	—
Intangible assets with a finite useful life	(11.673)	(11.987)
(Addition) of intangible assets with a finite useful life	(11.673)	(11.987)
Disposal of intangible assets with a finite useful life	—	—
Right of use	—	—
(Addition) of right of use	—	—
Disposal of right of use	—	—
Non-current financial assets	44.273	1.385
(Addition) of non-current financial assets	—	—
Disposal of non-current financial assets	44.273	1.385
Current financial assets and derivative instruments	85.856	127.016
(Addition) of current financial assets and derivative instruments	—	—
Disposal of current financial assets and derivative instruments	85.856	127.016
Purchase or sale of subsidiaries or branch of, net of cash	(2.245)	(16.747)
Net cash used in investing activities (B)	88.730	52.219
C) Financing activities
Third parties resources	33.971	(138.592)
Additions of non-current borrowings	80.000	135.434
Payments of borrowings	(46.029)	(274.026)
Payment of lease liabilities	(100.340)	(122.000)
Group resources	(945)	(14.828)
Share capital increase	—
Sale/(purchase) of treasury stocks	(945)	94
Dividends and advances on dividends paid	—	(14.922)
Net cash provided by financing activities (C)	(67.314)	(275.420)
Net increase/(decrease) in cash at bank and on hand (A ± B ± C)	91.665	(18.294)
Cash and cash equivalent at the beginning	210.626	228.920
Cash and cash equivalent at end of the year	302.291	210.626
	91.665	(18.294)

*	In 2020 Purchase or sale of subsidiaries or branch of, net of cash include the balance sheet deviation deriving from assets held for sale.

In 2019 the Group acquired 65% of Gruppo DONDI S.p.A. The total consideration was Euro 14,503 thousand out of which Euro 3,420 thousand to be subsequently paid. The amount of Euro 14,503 thousand is net of the cash of Gruppo Dondi at the date of acquisition (Euro 3,572 thousand).

Statement of changes in consolidated shareholder’s equity

	Equity 01/01/2020	Net result destination	Dividends	Additional paid-in capital	Other movements of equity	Variation of other comprehensive income	Profit/(Loss) for the year	Equity 31/12/2020
Share Capital	4,300	—	—	—	—	—	—	4,300
Legal Reserve	860	—	—	—	—	—	—	860
Other Comprehensive Income	6,192	—	—	—	—	(32,974)	—	(26,782)
Reserve for treasury shares	(75,680)	—	—	—	(945)	—	—	(76,625)
First time adoption reserve	(60,939)	—	—	—	—	—	—	(60,939)
Retained earnings and other reserves	800,073	32,893	—	—	(1,933)	—	—	831,033
Group result	32,893	(32,893)	—	—	—	—	(49,202)	(49,202)

Group Shareholders’ equity	707,699	—	—	—	(2,878)	(32,974)	(49,202)	622,645
Minority interest	27,705	—	(1,731)	—	155	(285)	4,045	29,890

Consolidated shareholders’ equity	735,405	—	(1,731)	—	(2,723)	(33,259)	(45,156)	652,536

	Equity 01/01/2019	Net result destination	Dividends	Additional paid-in capital	Other movements of equity	Variation of other comprehensive income	Profit/(Loss) for the year	Equity 31/12/2019
Share Capital	4,300	—	—	—	—	—	—	4,300
Legal Reserve	860	—	—	—	—	—	—	860
Other Comprehensive Income	(2,151)	—	—	—	—	8,343	—	6,192
Reserve for treasury shares	(75,586)	—	—	—	(94)	—		(75,680)
First time adoption reserve	(60,939)	—	—	—	—	—	—	(60,939)
Retained earnings and other reserves	804,326	32,503	(12,731)	—	(24,025)	—	—	800,073
Group result	32,503	(32,503)	—	—	—	—	32,893	32,893

Group Shareholders’ equity	703,313	—	(12,731)	—	(24,119)	8,343	32,893	707,699
Minority interest	20,006	—	(2,191)	—	5,188	91	4,611	27,705

Consolidated shareholders’ equity	723,319	—	(14,922)	—	(18,931)	8,434	37,505	735,405

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	GENERAL INFORMATION

Ermenegildo Zegna Holditalia S.p.A. (the “Parent Company”) is incorporated as a joint-stock company in Italy under Italian law and adopts a conventional organizational model, with the Shareholders’ Meeting, the Board of Directors, and the Board of Statutory Auditors; it is the holding of the Ermenegildo Zegna Group (hereinafter also “Zegna” or the “Group”). The address of the Company’s registered office is Viale Roma 99/100, Valdilana (Biella).

Since 1910, Ermenegildo Zegna Group has evolved from luxury textile production to ready-to-wear and expanded across the world as a luxury lifestyle group.

The Textile division includes Lanificio Ermenegildo Zegna & Figli S.p.A., Valdilana (BI) founded in 1910, and other high end production sites in Italy.

The Group also manages own productions sites in Italy, Switzerland and other European countries, specialized in the production of tailoring, knitwear, shirts, hats, shoes and leather accessories.

The Group distribution is present in all the most important markets both through the retail channel, consisting of directly operated single-brand stores (Directly Operated Store), the online stores and through the wholesale channel, represented by multi-brand stores, in-shop within luxury department stores and major airports.

By the end of 2020, the Group had 537 mono-brand stores, of which 296 are managed directly. Furthermore, new Thom Browne stores were opened together with Zegna store openings in Shanghai, Paris and Mexico City.

241 of Group stores are operated on a franchising or wholesale basis. Zegna’s retail networks in South Korea and Morocco have been transformed through a franchisee agreement involving local partners, whose knowledge of the market and entrepreneurial capabilities will assure that customers receive the service they have come to expect.

These Consolidated Financial Statements were approved and authorized for issue by the Board of Directors of Ermenegildo Zegna Holditalia S.p.A. on June 21st, 2021.

2.	BASIS OF PREPARATION

Statement of compliance with IFRS

The Consolidated Financial Statements of Ermenegildo Zegna Holditalia S.p.A. have been prepared in compliance with the International Financial Reporting Standards (“IFRS”), issued by the International Accounting Standards Board (“IASB”), adopted by the European Union and applicable at the reporting date.

The Company decided to apply the changeover to IFRS for its consolidated financial accounts starting with the financial year ended December 31, 2019. The decision to apply IFRS in the preparation of the Consolidated Financial Statement has been adopted in line with the options applicable to non-listed parent companies stated at art. 5 of the Regulation (EC) n. 1606/2002 issued by the European Parliament and by the European General Counsel on July 2002.

Contents and structure of the Consolidated Financial Statements

The financial reporting formats presented by the Group have the following characteristics:

•	the Consolidated Statement of Financial Position separates assets and liabilities into current and non-current items, i.e. those due respectively within and after 12 months from reporting date;

•

in consideration of the type of business performed, the Consolidated Statement of Profit or Loss sets forth the individual items by their nature, in line with internal reporting processes and business operations;

•	the Consolidated Statement of Comprehensive Income shows the components of profit and loss provisionally recognized in equity and is presented as a separate statement;

•	the Consolidated Statement of Changes in Equity presents the movements in share capital, reserves and profit or loss for the period;

•

the Consolidated Statement of Cash Flows has been prepared with the “indirect method”, as permitted by IAS 7 Statement of Cash flows (“IAS 7”) , breaking down financial flows into operating, investing and financing activities.

The Company’s functional and presentation currency is the Euro, the functional currency of Ermenegildo Zegna Holditalia S.p.A.. The amounts presented in the Notes to the Consolidated Financial Statements are in thousands of Euros, unless specified otherwise.

The Consolidated Financial Statements have been prepared on a going concern basis.

3.	NEW IFRS AND AMENDMENTS TO IFRS

New Standards and Amendments issued by the IASB, endorsed by the European Union and applicable to the Ermenegildo Zegna Group from January 1, 2020

New IFRS Standards and Amendments to existing standards	Effective date for Ermenegildo Zegna Group	EU endorsement dates
Amendments to IFRS 9, IAS 39 and IFRS7: Interest Rate Benchmark Reform	January 1, 2020	Endorsed in January 2020

Covid-Related Rent Concessions: Amendment to IFRS 16	January 1, 2020	Endorsed in October 2020

IAS 1 and IAS 8: definition of material	January 1, 2020	Endorsed in November 2019

Amendments to References to the Conceptual Framework in IFRS Standards	January 1, 2020	Endorsed in November 2019

Among the new IFRSs and Amendments above, only the “Covid-Related Rent Concession: Amendment to IFRS 16” had a significant impact on the Consolidated Financial Statements.

On May 28, 2020, the IASB approved the possibility of providing lessees with a practical expedient for the immediate recognition in the profit or loss of Covid-related rental discounts.

Based on this practical expedient, the lessees are not required to assess whether the Covid-related rent reductions obtained by the lessors are lease modifications; therefore, the lessees can book such rent reductions as if they were not lease modifications according to the provisions of IFRS 16, thus giving the possibility to the lessees to recognize the entire economic benefit of such discounts immediately through profit or loss.

Rent discounts are eligible for the practical expedient if they occur as a direct consequence of the Covid-19 pandemic and if all of the following criteria are met:

•	any rent reduction affects only payments originally due on or before June 30, 2021;

•	there is no substantive change to the other terms and conditions of the lease;

•	the change in lease payments results in revised consideration for the lease that is substantially the same as, or less than, the consideration for the lease immediately preceding the change

On October 12, 2020, the European Commission completed the endorsement process of the amendment to IFRS 16 Leases “IFRS 16” for Covid-Related Rent Concessions. The application of such amendment is valid for financial statements starting from June 1, 2020, with early adoption allowed for financial years starting from January 1, 2020. The Ermenegildo Zegna Group opted for the early adoption thus recognizing the Covid related rent discounts from January 2020, when the pandemic began to significantly affect the Group’s activities in China.

As a result of the above, the Consolidated Statement of Profit and Loss for the twelve months ended December 31, 2020 includes a total of Euro 24.9 million of Covid-related rent discounts, being the negative lease cost resulting from the concession agreed.

New Standards and Amendments issued by the IASB, endorsed by the European Union, but not yet applicable to the Ermenegildo Zegna Group as effective for financial years beginning on January 1, 2021.

New IFRS Standards and Amendments to existing standards	Effective date for Ermenegildo Zegna Group	EU endorsement dates
Amendments to IFRS 4 Insurance Contracts - deferral of IFRS 9	January 1, 2021	Endorsed in December 2020

Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16: Interest Rate Benchmark Reform - Phase 2	January 1, 2021	Endorsed in January 2021

New Standards, Amendments to existing Standards and operational guidelines issued by the IASB, but not yet endorsed by the European Union at the date of approval of these Consolidated Financial Statements

New IFRS Standards and Amendments to existing standards	Effective date for Ermenegildo Zegna Group	EU endorsement dates
IFRS 17 Insurance Contracts	January 1, 2023	Not endorsed yet

Amendment to IAS 1 Presentation of Financial Statements in IFRS Standards	January 1, 2023	Not endorsed yet
Amendments to: -IFRS 3 Business Combinations; -IAS 16 Property, Plant and Equipment; -IAS 37 Provisions, Contingent Liabilities and Contingent Assets; -Annual Improvements 2018-2020	January 1, 2022	Not endorsed yet

As at the date of these Consolidated Financial Statements, the Directors have not yet completed the analysis necessary to assess the impacts of the above new standards and interpretations not yet applicable to the Ermenegildo Zegna Group, both in terms of those already endorsed by the European Union and those undergoing the endorsement.

4.	CONSOLIDATION PRINCIPLES

Basis of consolidation

The Consolidated Financial Statements incorporate the financial statements of the Company and entities controlled by the Company (its subsidiaries) up to 31 December each year. Control is achieved when the Company:

•	has the power over the investee;

•	is exposed, or has rights, to variable returns from its involvement with the investee; and

•	has the ability to use its power to affect its returns.

The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

When the Company has less than a majority of the voting rights of an investee, it considers that it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally. The Company considers all relevant facts and circumstances in assessing whether or not the Company’s voting rights in an investee are sufficient to give it power, including:

•	the size of the Company’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders;

•	potential voting rights held by the Company, other vote holders or other parties;

•	rights arising from other contractual arrangements; and

•

any additional facts and circumstances that indicate that the Company has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders’ meetings.

Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Specifically, the results of subsidiaries acquired or disposed of during the year are included in profit or loss from the date the Company gains control until the date when the Company ceases to control the subsidiary.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with the Group’s accounting policies.

Subsidiaries in which less than a 20% interest is owned are measured at fair value with changes recognized in the Consolidated Statement of Profit and Loss (FVTPL).

Non-controlling interests in subsidiaries are identified separately from the Group’s equity therein. Those interests of non-controlling shareholders that are present ownership interests entitling their holders to a proportionate share of net assets upon liquidation may initially be measured at fair value or at the non-controlling interests’ proportionate share of the fair value of the acquiree’s identifiable net assets. The choice of measurement is made on an acquisition-by-acquisition basis.

Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity.

Profit or loss and each component of other comprehensive income are attributed to the owners of the Company and to the non-controlling interests. Total comprehensive income of the subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

Changes in the Group’s interests in subsidiaries that do not result in a loss of control are accounted for as equity transactions. The carrying amount of the Group’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in equity and attributed to the owners of the Company.

When the Group loses control of a subsidiary, the gain or loss on disposal recognized in profit or loss is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the previous carrying amount of the assets (including goodwill), less liabilities of the subsidiary and any non-controlling interests. All amounts previously recognized in other comprehensive income in relation to that subsidiary are accounted for as if the Group had directly disposed of the related assets or liabilities of the subsidiary (i.e. reclassified to profit or loss or transferred to another category of equity as required/permitted by applicable IFRS Standards). The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IFRS 9 when applicable, or the cost on initial recognition of an investment in an associate or a joint venture.

Consolidation criteria

The main consolidation criteria applied to prepare these Consolidated Financial Statements are as follows:

•

the separate financial statements of Ermenegildo Zegna Holditalia S.p.A. are prepared under IFRS and those of its subsidiaries are adjusted, as necessary, to comply with IFRS accounting standards and with the standards applied throughout the Group;

•

assets and liabilities, costs and revenues of controlled companies are fully included on a line- by-line basis in the Consolidated Financial Statements irrespective of the percentage held. The book value of equity investments, directly or indirectly owned by the holding company, is eliminated against the corresponding portion of shareholders’ equity of the companies in which the interest is held;

•

for companies consolidated on a line-by-line basis that are not 100% owned by the Parent Company, the share of the net equity and net results for the year of non-controlling interests are disclosed as “’Equity attributable to non controlling interests” in the Consolidated Statement of Financial Position and “ Profit/(Loss) for the year attributable to non-controlling interests” in the Consolidated Statement of Profit and Loss;

•

during the consolidation process, receivables and payables, costs and revenues arising from transactions between entities included in the scope of consolidation are fully eliminated. Unrealized gains or losses generated by transactions between the Group’s consolidated companies and included in inventories at the balance sheet date are also eliminated, if any. Unrealized losses are eliminated unless the transaction provides evidence of an impairment of the asset transferred. In this case, the transferred asset is adjusted for impairment;

•	dividends paid by consolidated companies are also eliminated from the profit or loss and added to prior year retained earnings if, and to the extent that, they have been drawn from the latter;

•

transactions in currencies other than the entity’s functional currency (foreign currencies) are recorded at the rates of exchange prevailing on the dates of the transactions. At each reporting date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing on the balance sheet date. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Exchange differences arising on the settlement of monetary items and on the retranslation of monetary items are recognized in the Consolidated Statement of Profit And Loss.

•	The individual financial statements of each entity of the Group are presented in the currency of the primary economic environment in which the entity operates (its functional currency).

•

For the purpose of presenting Consolidated Financial Statements, the assets and liabilities of the Group’s foreign operations (including comparatives) are expressed in thousand of Euros using exchange rates prevailing on the balance sheet date. Income and expense items (including comparatives) are translated at the average exchange rates for the period. Exchange differences arising, if any, are classified as equity and transferred to the Group’s translation reserve. Such translation differences are recognized in the Consolidated Statement of Profit and Loss in the period in which the foreign operation is disposed of. Goodwill and fair value adjustments arising on the acquisition of a foreign operation are treated as assets and liabilities of the foreign operation and translated at the closing rate.

The most important exchange rates applied in the Consolidated Financial Statements developed as follows in relation to the Euro:

	Exchange rate at Dec. 31, 2020	2020 Average exchange rate	Exchange rate at Dec. 31, 2019	2019 Average exchange rate
U.S. Dollar	1,227	1,142	1,123	1,119
Pound Sterling	0,899	0,890	0,850	0,877
Japanese Yen	126,490	121,832	121,940	122,020
Swiss Franc	1,080	1,070	1,085	1,112
Singapore Dollar	1,622	1,574	1,511	1,527
Mexican Peso	24,416	24,525	21,555	21,220
Chinese Renminbi	8,023	7,874	7,802	7,734
South Korean Won	1,336	1,345	1,296	1,305
Hong-Kong Dollar	9,514	8,857	8,747	8,771
Indian Rupee	89,661	84,633	80,187	78,833
Taiwan Dollar	34,481	33,619	33,715	34,605
Australian Dollar	1,590	1,655	1,599	1,610
Canadian Dollar	1,563	1,530	1,459	1,485
Argentina Peso	103,249	80,882	67,274	53,795
Thailand Baht	36,727	35,708	33,415	34,760
New Zealand Dollar	1,698	1,756	1,665	1,699
Brazilian Real	6,374	5,893	4,515	4,413
Malaysian Ringgit	4,934	4,796	4,595	4,637
UAE Dirham	4,507	4,194	4,125	4,111
Turkish Lira	9,113	8,052	6,684	6,358
Vietnamese Dong	28,331	26,530	26,033	26,003
Morocco Dirham	10,919	10,825	10,781	10,765

Consolidation area and changes in the Group structure in the financial year

The detail of the companies included in the consolidation area is reported on Annex 1.

The main changes in the composition of the Group in 2020 compared to the previous year relates to the inclusion in the consolidation area of the followings:

•	Lanerie Agnona S.p.A. merged with Lanificio Ermenegildo Zegna & Figli S.p.A with effects from January 1, 2020;

•	Sorgenti EZ.L S.r.l. merged with E.Z. Real Estate S.r.l with effects from January 1, 2020;

•	Operadora Roez S.A.de C.V. merged with Ermenegildo Zegna S.A. de C.V. with effects from January 1, 2020;

•	Zegna Latin America Participacoes LTDA merged with Ezesa Brasil Participacoes LTDA with effects from January 1, 2020;

•	Thom Browne Canada has been incorporated;

•	Direct-ownership share in Ermenegildo Zegna Vietnam LLC changed during 2020 from 70% to 76,58%.

5.	MAIN ACCOUNTING POLICIES

The Consolidated Financial Statements have been prepared on the historical cost basis, except for the revaluation of certain properties and financial instruments that are measured at revalued amounts or fair values at the end of each reporting period, as explained in the accounting policies below. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

The preparation of the Consolidated Financial Statements requires the use of certain estimates and assumptions both in determining some assets and liabilities, and in assessing contingent assets and liabilities, by using the best available information. Actual results might not fully correspond to estimates. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the Consolidated Financial Statements are disclosed in Note [7] relating to key sources of estimation uncertainty.

The principal accounting policies adopted in the preparation of these Consolidated Financial Statements are set out below. These policies have been consistently applied to all years presented, unless otherwise stated.

Property, plant and equipment

Property, plant and equipment are recognized at purchase cost or construction cost, including any transaction costs that are directly attributable to and necessary for bringing the assets to working condition for their intended use, plus the present value of the costs of dismantling and removing the asset when material and when current obligations exist. Asset components of a material amount that have a different useful life are considered separately.

They are shown net of accumulated depreciation calculated on the basis of the useful lives of the assets and any impairment losses determined according to the methods described hereunder. The costs included under leasehold improvements relate to refurbishment works carried out on premises, mainly commercial, not owned by the Group.

Depreciation is charged on a straight-line basis over the estimated useful life of the asset, which is reviewed annually; any changes needed are made prospectively. The depreciation rates representing the useful lives are listed below:

Category of Property, Plant and	Depreciation rate or period
Equipment
Industrial buildings	3%
Non-industrial buildings	10%
General plants	12.5%
Specific plants	17.5%
Machinery	12.5%
Equipment	25%
Moulds	20%
Electronic office machinery	20%
Office furniture and fittings	12%
Vehicles	20%-25%
Leasehold improvement	The shorter of asset useful life or the length of the lease contract (*)

(*)	the lease term includes the renewal period when the exercise of the option is deemed reasonably certain.

When assets are sold or disposed of, their cost and accumulated depreciation are eliminated from the financial statements and any gains or losses are recognized in the profit or loss.

For leasehold improvements, if the term of a rental agreement is postponed, all capital expenditures are depreciated consistently with the new lease term; instead, if the term of a rental agreement is terminated in advance, the useful life of fixed assets related to such premise is adjusted consistently.

Investment property

Property, plant and equipment held for income and not for operating purposes are classified in a separate class called “Investment property”, and are stated at cost, including transaction costs.

Investment properties are stated net of accumulated depreciation and any impairment losses. The book value of investment property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount cannot be recovered. Impairment losses are recognized in the Consolidated Statement of Profit and Loss under depreciation and impairment losses. These impairment losses are reversed if the reasons for them cease to exist.

Investment properties are derecognized when they are sold (i.e. at the date the buyer obtains control) or when the investment is permanently unusable and no future economic benefits are expected from its disposal. Any gain or loss arising from the derecognition of the property (calculated as the difference between the net disposal proceeds and the net carrying amount of the asset) is recognized in profit or loss in the period in which the property is derecognized.

Intangible assets with a finite useful life

Only identifiable assets, controlled by the Group and capable of producing future economic benefits are included in intangible assets.

Intangible assets include trademarks, licenses, store lease acquisition costs, software, and development costs.

Trademarks are recorded at cost or at the value attributed upon acquisition and include the cost of trademark registration in the various countries in which the Group operates. The estimated useful life is between 20 and 40 years for trademarks. This assumes there are no risks or limitations on control over their use. Every trademark is tested for impairment whenever indicators of impairment emerge. The useful life of trademark registration costs is estimated to be 10 years.

The caption trademark also includes other intellectual property rights which useful life is determined in accordance with the relevant contracts.

Store lease acquisition costs (or key money) represent expenditures incurred to enter into or take over retail store lease agreements. When the lease contracts fall under the application of IFRS 16, the store lease acquisition is included within the initial direct costs that contribute to the formation of the Right of use assets.

Expenditure on research activities is recognized as an expense in the period in which it is incurred. An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognized if, and only if, all of the following conditions have been demonstrated:

•	the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•	the intention to complete the intangible asset and use or sell it;

•	the ability to use or sell the intangible asset;

•	how the intangible asset will generate probable future economic benefits;

•	the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

•	the ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognized for internally generated intangible assets is the sum of expenses incurred from the date when the intangible asset first meets the recognition criteria listed above. If no internally generated intangible asset can be recognized, development expenditure is recognized in profit or loss in the period in which it is incurred.

Subsequent to initial recognition, internally generated intangible assets are recognized at cost less accumulated amortization and accumulated impairment losses in the same way as separately acquired intangible assets. During the development period, the asset is tested annually for potential impairment losses.

Intangible assets with a definite useful life are amortized on a straight-line basis at the following rates:

Category of Intangible assets with a finite useful life	Depreciation rate or period
Concessions licences Trademarks	2.5% 25%
Software	10%-33%
Development costs and other intangible	10%-33%

Leases

Leases are regulated by IFRS 16 which apply to all lease contracts that provide for the payment of fixed rents, including those indexed and those that set a guaranteed minimum.

The Group recognize the leases at the commencement date of the lease and based on the lease term. The Group determines the lease term as the non-cancellable period of a lease, together with the periods covered by an option to extend or to terminate the lease under the control of the Company. Management evaluates the exercise of the option if it’s considered “reasonably certain” based on several factors and circumstances that create an incentive for the lessee to exercise, or not to exercise the option, including any expected changes in facts and circumstances from the commencement date until the exercise date of the option.

The lease term begins on the ‘commencement date’ of the lease. This is defined as the date on which the lessor makes an underlying asset available for use by a lessee. It is the date on which the lessee initially recognizes and measures Right of use assets and lease liabilities.

The Right of use assets is measured at cost, identified as the initial measurement of the lease liability, increased by any initial direct costs incurred by the lessee (legal fees, agent fees or other incremental costs incurred to conclude the contract) or by any dismantling cost necessary to bring back the premises to its original condition. The Right of use is depreciated over the shorter of useful or lease term.

The Lease Liability is measured at the present value of the lease payments that outstanding at that date. The lease payments are discounted using an incremental borrowing rate calculated at Group level. The interest expenses are recorded in the profit or loss caption “Financial expense” represent the adjustment of the present value of the Lease Liability. Since most leases stipulated by the Group do not have an interest rate implicit in the lease, the discount rate applicable to future lease payments is determined as the risk-free rate of each country in which the leases are stipulated, with payment dates based on the terms of the specific lease, increased by the Parent Company’s credit spread.

A lease modification occurs when there is a change in the scope of a lease, or the consideration for a lease, that was not part of the original terms and conditions of the lease (for example, adding or terminating the right to use one or more underlying assets, or extending or shortening the contractual lease term). The effective date of the modification is defined as “the date when both parties agree to a lease modification”. When this occur, the Right of use and the lease liability are updated accordingly. If a lease is terminated before the original lease term date defined at the commencement date, both Right of use assets and the lease liability are remeasured, impacting also the Consolidated Statement of Profit and Loss.

In addition, the options for the extension and early termination of the lease agreements are reevaluated and re-considered when a significant event or a change occurs in the circumstances that are under the control of the Group and this will influence the assessment of the reasonable certainty of the exercise options.

Regarding low value contracts (the price of the asset, when new and recognized on a single component basis approach, is less than USD 5,000) and leases whose lease term is shorter than 12 months, as set out in the IFRS 16 the company has elected to adopt an exemption to record these items on a straight-line basis.

Variable rent, typically linked to sales without a guaranteed minimum, are excluded from the scope of application of such standard.

Based on the practical expedient set by the “Amendment to IFRS16: Covid-Related Rent Concession”, a lessee is not required to assess whether the Covid-related rent reductions obtained by the lessors are lease modifications. Therefore, the lessee can recognised such rent reduction as if they were not lease modifications, thus recognizing the entire economic benefit of such discounts immediately through profit or loss. Rent discounts are eligible for the practical expedient if they occur as a direct consequence of the Covid-19 pandemic and if all of the following criteria are met:

•	any rent reduction affects only payments originally due on or before June 30, 2021;

•	there is no substantive change to the other terms and conditions of the lease;

•	the change in lease payments results in revised consideration for the lease that is substantially the same as, or less than, the consideration for the lease immediately preceding the change.

A lessee is expected to make judgement about whether other changes are substantive based on its understanding of those changes and based on how they were historically managed by the Group. As a result, in the Group’s view a modification of the contract such as a renewal or the extension of the lease term is to be considered substantive only when it is not consistent with the usual practices applied by the Group and in the industry as a whole. For example, a contract renewal might be signed up a few years ahead of the formal expiration of the contract under negotiation, as it also occurred in 2020 when certain contract renewals or lease-term extension overlapped, only in terms of timing and without any substantial modifications to other terms and conditions, with the negotiations for the Covid-related rental discounts.

Impairment of Property plant equipment and investments excluding Goodwill

At each reporting date, the Group reviews the carrying amounts of its property, plant and equipment and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs to sell or value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using an after-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

Impairment is recognized in the Consolidated Statement of Profit and Loss under amortization, depreciation and impairment of assets.

If the reason for the impairment loss no longer exists, the asset or cash-generating unit is reversed to the new estimate of recoverable amount, which may not exceed the carrying amount net of depreciation/amortization that the asset would have had if the impairment loss had not been charged. The reversal of impairment is recognized in the Consolidated Statement of Profit and Loss.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in the income statement, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease and to the extent that the impairment loss is greater than the related revaluation surplus, the excess impairment loss is recognized in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, ensuring that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in the income statement, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

Business combinations

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interest issued by the Group in exchange for control of the acquiree. Acquisition-related costs are recognized in profit or loss as incurred.

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognized at their fair value at the acquisition date, except that:

•	deferred tax assets or liabilities and assets or liabilities related to employee benefit arrangements are recognized and measured in accordance with IAS 12 and IAS 19 respectively;

•

liabilities or equity instruments related to share-based payment arrangements of the acquiree or share-based payment arrangements of the Group entered into to replace share-based payment arrangements of the acquire are measured in accordance with IFRS 2 at the acquisition date (see below); and

•	assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 are measured in accordance with that Standard.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognized immediately in profit or loss as a bargain purchase gain.

When the consideration transferred by the Group in a business combination includes a contingent consideration arrangement, the contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Changes in fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with corresponding adjustments against goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the ‘measurement period’ (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date.

The subsequent accounting for changes in the fair value of the contingent consideration that do not qualify as measurement period adjustments depends on how the contingent consideration is classified. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Other contingent consideration is remeasured to fair value at subsequent reporting dates with changes in fair value recognized in profit or loss.

When a business combination is achieved in stages, the Group’s previously held interests (including joint operations) in the acquired entity are remeasured to its acquisition-date fair value and the resulting gain or loss, if any, is recognized in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognized in other comprehensive income are reclassified to profit or loss, where such treatment would be appropriate if that interest were disposed of.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period, or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the amounts recognized as of that date.

Goodwill

Goodwill is initially recognized and measured as set out above.

Goodwill is not amortised but is reviewed for impairment at least annually. For the purpose of impairment testing, goodwill is allocated to each of the Group’s cash-generating units (or groups of cash-generating units) expected to benefit from the synergies of the combination. Cash-generating units to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit. An impairment loss recognized for goodwill is not reversed in a subsequent period.

On disposal of a cash-generating unit, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

The Group’s policy for goodwill arising on the acquisition of an associate is described below.

Put and call agreement on minority shareholders

In the case of put options granted to minority shareholders, the Group recognizes a financial liability corresponding to the present value of the exercise price of the option. On initial recognition, this financial liability is reclassified from equity as a deduction from the minority interests if put option terms and conditions give the Group the access to the economic benefits, therefore the Group accounts for this interest as if it was already acquired.

The liability is subsequently remeasured at the end of each period in compliance with IFRS 9.

Investments

An associate is an entity over which the Group has significant influence and that is neither a subsidiary nor an interest in a joint venture. Significant influence is the power to participate in the financial and operating policy decisions of the investee, but is not control or joint control over those policies. Under the equity method, investments in associates are carried in the Consolidated Statement of Financial Position at cost and adjusted for post-acquisition changes in the Group’s share of the net assets of the associate, less any impairment in the value of individual investments. Additional losses are recognized only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate.

An investment in an associate is accounted for using the equity method from the date on which the investee becomes an associate. On acquisition of the investment in an associate, any excess of the cost of acquisition over the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities of the associate recognized at the date of acquisition is recognized as goodwill. The goodwill is included within the carrying amount of the investment and is assessed for impairment as part of the investment. Any excess of the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities over the cost of acquisition, after assessment, is recognized immediately in the Consolidated Statement of Profit and Loss.

The requirements of IAS 36 are applied to determine whether it is necessary to recognise any impairment loss with respect to the Group’s investment in an associate. When necessary, the entire carrying amount of the investment (including goodwill) is tested for impairment in accordance with IAS 36 as a single asset by comparing its recoverable amount (higher of value in use and fair value less costs of disposal) with its carrying amount. Any impairment loss recognized is not allocated to any asset, including goodwill that forms part of the carrying amount of the investment. Any reversal of that impairment loss is recognized in accordance with IAS 36 to the extent that the recoverable amount of the investment subsequently increases.

Where a Group entity transacts with an associate of the Group, profits and losses are eliminated to the extent of the Group’s interest in the relevant associate. Associates’ accounting policies have been changed where necessary to ensure consistency with the Group.

The results and assets and liabilities of associates are incorporated in these financial statements using the equity method of accounting, except when the investment is classified as held for sale, in which case it is accounted for in accordance with IFRS 5.

Financial instruments

In accordance with IFRS 9, financial assets are classified in the following three categories:

•

Financial assets measured at amortised cost (AC) using the effective interest method: these assets fall under a “hold to collect” business model and generate contractual cash flows of a principal and interest nature. This category includes financial assets other than derivatives such as loans and receivables with payments that are fixed or can be determined, and that are not listed in an active market. Discounting is omitted when the effect is insignificant. This category includes cash, trade receivables and receivables from connected companies for tolls collected on behalf of Group licensee companies, which had not yet been allocated by the end of the period, and interest-bearing loans granted.

•

Financial assets measured at fair value with changes in fair value recognized in the statement of comprehensive income (“FVOCI”): these assets fall under a hold to collect and sell business model and generate contractual cash flows of a principal and interest nature. This category also includes minority interests, irrevocably designated as such under IFRS 9, other than equity instruments not held for trading and not a potential consideration arising from a business combination. For minority interests, contrary to what generally happens with financial assets at FVOCI, the gains and losses recognized in the statement of comprehensive income are not subsequently transferred to the income statement, although the cumulative profit or loss may be transferred to Shareholders’ equity; in addition, such minority interests are not subject to impairment accounting. The dividends arising from these are still recognized in the income statement, unless they clearly represent a recovery of part of the investment cost.

•

Financial assets measured at fair value with changes in fair value recognized in profit and loss (“FVPL”): this category covers the remainder and includes all financial assets other than those measured at amortised cost and at fair value with changes in fair value recognized in the statement of comprehensive income (“FVOCI”). This category includes financial assets without an interest component, including investments in investment funds.

Reclassification

A financial asset is only reclassified when there is a change in the contractual terms that significantly affects the previously expected cash flows or when Group changes its business model for managing financial assets. Reclassifications are only made prospectively from the reclassification date, without restating any previously recognized gains, losses or interest.

Derecognition

The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognizes a collateralised borrowing for the proceeds received.

On derecognition of a financial asset measured at amortised cost, the difference between the asset’s carrying amount and the sum of the consideration received and receivable is recognized in profit or loss. In addition, on derecognition of an investment in a debt instrument classified as at FVTOCI, the cumulative gain or loss previously accumulated in the investments revaluation reserve is reclassified to profit or loss. In contrast, on derecognition of an investment in an equity instrument which the Group has elected on initial recognition to measure at FVTOCI, the cumulative gain or loss previously accumulated in the investments revaluation reserve is not reclassified to profit or loss, but is transferred to retained earnings.

Impairment of financial assets

The Group recognises a loss allowance for expected credit losses on investments in debt instruments that are measured at amortised cost or at FVTOCI, lease receivables, trade receivables and contract assets, as well as on financial guarantee contracts. The amount of expected credit losses is updated at each reporting date to reflect changes in credit risk since initial recognition of the respective financial instrument.

The Group always recognises lifetime expected credit losses (ECL) for trade receivables, contract assets and lease receivables. The expected credit losses on these financial assets are estimated using a provision matrix based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current as well as the forecast direction of conditions at the reporting date, including time value of money where appropriate.

Financial liabilities

Pursuant to IFRS 9, financial liabilities are divided into two categories: 1) financial liabilities measured at amortised cost using the effective interest rate method (“AC”); 2) financial liabilities measured at fair value with changes in fair value recognized in profit and loss (“FVPL”), which are in turn divided into the two sub-categories “held for trading” and “FVPL”.

Financial liabilities include loans, bonds, lease liabilities, trade payables, other liabilities and financial derivatives. These instruments are recorded at fair value on initial recognition, net of any costs that can be ascribed to them. Subsequently, the financial liabilities in question are measured at amortised cost using the effective interest method, with the exception of derivative financial instruments (other than derivative financial instruments designated as effective hedging instruments) and any financial liabilities designated at FVPL, which are accounted for at fair value through profit or loss.

Derivative financial instruments

The Group enters into a variety of derivative financial instruments to manage its exposure to interest rate and foreign exchange rate risks, including foreign exchange forward contracts, options and interest rate swaps.

Derivatives are recognized initially at fair value at the date a derivative contract is entered into and are subsequently remeasured to their fair value at each reporting date. The resulting gain or loss is recognized in profit or loss immediately unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in profit or loss depends on the nature of the hedge relationship.

A derivative with a positive fair value is recognized as a financial asset whereas a derivative with a negative fair value is recognized as a financial liability. Derivatives are not offset in the financial statements unless the Group has both a legally enforceable right and intention to offset. A derivative is presented as a non-current asset or a non-current liability if the remaining maturity of the instrument is more than 12 months and it is not due to be realised or settled within 12 months. Other derivatives, as trading derivatives, are presented as current assets or current liabilities.

Embedded derivative

An embedded derivative is a component of a hybrid contract that also includes a non-derivative host with the effect that some of the cash flows of the combined instrument vary a way similar to a stand-alone derivative.

Derivatives embedded in hybrid contracts with a financial asset host within the scope of IFRS 9 are not separated.

The entire hybrid contract is classified and subsequently measured as either amortised cost or fair value as appropriate.

Derivatives embedded in hybrid contracts with hosts that are not financial assets within the scope of IFRS 9 (e.g. financial liabilities) are treated as separate derivatives when they meet the definition of a derivative, their risks and characteristics are not closely related to those of the host contracts and the host contracts are not measured at FVTPL.

If the hybrid contract is a quoted financial liability, instead of separating the embedded derivative, the Group generally designates the whole hybrid contract at FVTPL.

An embedded derivative is presented as a non-current asset or non-current liability if the remaining maturity of the hybrid instrument to which the embedded derivative relates is more than 12 months and is not expected to be realised or settled within 12 months

Hedge accounting

The Group designates certain derivatives as hedging instruments in respect of foreign currency risk and interest rate risk in fair value hedges, cash flow hedges, or hedges of net investments in foreign operations. Hedges of foreign exchange risk on firm commitments are accounted for as cash flow hedges.

At the inception of the hedge relationship, the Group documents the relationship between the hedging instrument and the hedged item, along with its risk management objectives and its strategy for undertaking various hedge transactions. Furthermore, at the inception of the hedge and on an ongoing basis, the Group documents whether the hedging instrument is effective in offsetting changes in fair values or cash flows of the hedged item attributable to the hedged risk, which is when the hedging relationship meets all of the following hedge effectiveness requirements:

a)	there is an economic relationship between the hedged item and the hedging instrument;

b)	the effect of credit risk does not dominate the value changes that result from that economic relationship; and

c)

the hedge ratio of the hedging relationship is the same as that resulting from the quantity of the hedged item that the Group actually hedges and the quantity of the hedging instrument that the Group actually uses to hedge that quantity of hedged item.

If a hedging relationship ceases to meet the hedge effectiveness requirement relating to the hedge ratio but the risk management objective for that designated hedging relationship remains the same, the Group adjusts the hedge ratio of the hedging relationship (i.e. rebalances the hedge) so that it meets the qualifying criteria again.

The Group designates the full change in the fair value of a forward contract (i.e. including the forward elements) as the hedging instrument for all of its hedging relationships involving forward contracts. The Group designates only the intrinsic value of option contracts as a hedged item, i.e. excluding the time value of the option. The changes in the fair value of the aligned time value of the option are recognized in other comprehensive income and accumulated in the cost of hedging reserve. If the hedged item is transaction-related, the time value is reclassified to profit or loss when the hedged item affects profit or loss. If the hedged item is time period related, then the amount accumulated in the cost of hedging reserve is reclassified to profit or loss on a rational basis – the Group applies straight-line amortisation. Those reclassified amounts are recognized in profit or loss in the same line as the hedged item. If the hedged item is a non-financial item, then the amount accumulated in the cost of hedging reserve is removed directly from equity and included in the initial carrying amount of the recognized non-financial item. Furthermore, if the Group expects that some or all of the loss accumulated in cost of hedging reserve will not be recovered in the future, that amount is immediately reclassified to profit or loss.

The Group designates certain derivatives as either:

a)	hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedge);

Where a derivative financial instrument is designated as a hedge against the fluctuation in fair value of a recognized asset or liability (fair value hedge), the gain or loss for re-measuring the hedging instrument at fair value is recognized in the income statement together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. Consistently, the hedged items are adjusted to consider changes in fair value of the hedged risk.

The gain or loss relating to the effective portion of interest rate swaps hedging fixed rate borrowings is recognized in the income statement. The gain or loss relating to the ineffective portion is recognized in the income statement. Changes in the fair value of the hedged fixed rate borrowings attributable to interest rate risk are recognized in the income statement.

If the hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest rate method is used is amortised to the income statement over the period to maturity.

b)	hedges of a particular risk associated with a recognized asset or liability or a highly probable forecast transaction (cash flow hedge); or

Where a derivative financial instrument is designated as a hedge of foreign exchange rate or interest rate in relation to future cash flow (cash flow hedge), the effective portion of any gain or loss on the derivative financial instrument is recognized directly to equity. The gain or loss associated with an ineffective portion of a hedge is recognized in the income statement. The cumulative gain or loss is removed from equity and recognized in the income statement at the same time in which the hedged transaction affects the income statement (as an adjustment to the caption of the income statement affected by the hedged cash flows).

The gain or loss relating to the effective portion of interest rate swaps hedging variable rate borrowings is recognized in the income statement.

The gain or loss relating to the effective portion of forward foreign exchange contracts hedging export sales is recognized in the income statement within ‘revenues’. However, when the forecast transaction that is hedged results in the recognition of a non-financial asset (for example, inventory) or a non-financial liability, the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset or liability.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the income statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement.

c)	hedges of a net investment in a foreign operation (net investment hedge).

Hedges of net investments in foreign operations

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. Any gain or loss on the foreign currency forward contracts relating to the effective portion of the hedge is recognized in other comprehensive income and accumulated in the foreign currency translation reserve. The gain or loss relating to the ineffective portion is recognized immediately in profit or loss, and is included in the ‘other gains and losses’ line item.

Gains and losses on the hedging instrument accumulated in the foreign currency translation reserve are reclassified to profit or loss on the disposal or partial disposal of the foreign operation.

Inventories

Raw materials, work in progress and finished products are recognized at the lower of acquisition cost, production cost and net realizable value. Cost comprises direct production costs and those indirect that have been incurred in bringing the inventories to their present location and condition. Acquisition or production cost is determined on a weighted average basis.

Provisions, adjusting the value of the inventories, are made for slow moving, obsolete inventories or if, in the end, the estimated selling price or realizable value is reasonably expected to be lower than the cost.

Employee termination indemnities

The Employee Severance Indemnity (“TFR”) takes the form of a defined benefit plan, measured with actuarial techniques using the Projected Unit Credit Method. The recognition of changes in actuarial Profit/(Loss) is recognized in other components of the Statement of Comprehensive Income. The cost of labour for Group companies, as well as the interest expense relating to the “time value” component in actuarial calculations, continue to be recognized in the Consolidated Statement of Profit and Loss. The portion of employee severance indemnities paid to supplementary pension funds and the INPS treasury fund is considered a defined contribution fund because the Company’s obligation to the employee ceases with the payment of the accrued contributions to the pension funds.

Other long-term employee benefits are recognized among non-current liabilities and their value corresponds to the present value of the defined benefit obligation at the reporting date, adjusted according to the period of the underlying agreement.

Like defined benefit plans, other long-term benefits are also valued using the Projected Unit Credit Method. Unlike defined benefits plans the actuarial gains and losses of other long-term benefits are recognized though profit or loss rather than through net equity.

Provisions for risks and charges

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the reporting date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

A restructuring provision is recognized when the Group has developed a detailed formal plan for the restructuring and has raised a valid expectation in those affected that it will carry out the restructuring by starting to implement the plan or announcing its main features to those affected by it. The measurement of a restructuring provision includes only the direct expenditures arising from the restructuring, which are those amounts that are both necessarily entailed by the restructuring and not associated with the ongoing activities of the entity.

Present obligations arising under onerous contracts are recognized and measured as provisions. An onerous contract is considered to exist where the Group has a contract under which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it.

Provisions for the costs to restore leased plant assets to their original condition, as required by the terms and conditions of the lease, are recognized when the obligation is incurred, either at the commencement date or as a consequence of having used the underlying asset during a particular period of the lease, at the directors’ best estimate of the expenditure that would be required to restore the assets. Estimates are regularly reviewed and adjusted as appropriate for new circumstances.

Treasury shares

Treasury shares are measured at purchase cost, as a reduction in Shareholders’ equity. The nominal value of the Treasury Shares held is deducted directly from share capital.

Gains and losses on disposal, net of income taxes, are taken directly to equity.

Assets or Disposal Groups

Assets and disposal groups classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell.

Assets and disposal groups are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use. This condition is regarded as met only when the asset or disposal group is available for immediate sale in its present condition, subject only to terms that are usual and customary for sales of such an asset or disposal group, and the sale is highly probable, with the sale expected to be completed within one year from the date of classification.

When the Group is committed to a sale plan involving loss of control of a subsidiary, all of the assets and liabilities of that subsidiary are classified as held for sale when the criteria described above are met, regardless of whether the Group will retain a non-controlling interest in its former subsidiary after the sale.

Assets and disposal groups are not classified as held for sale within the comparative period presented for the Consolidated Statement of Financial Position.

Revenue and cost recognition

Revenue is measured based on the consideration to which the Group expects to be entitled in a contract with a customer and excludes amounts collected on behalf of third parties. The Group recognises revenue when it transfers control of a product or service to a customer.

In the wholesale channel, the Group recognizes revenue when title transfers to third-party customers. Direct sales to customers are mostly made through retail stores, revenues are recognized at the time of purchase by retail customers.

For sales via the online channel, revenue is recognized when control of the goods has transferred to the customer.

Sales of services, mainly involved in the Group’s “Other activities”, are recognized as the services are provided.

Revenue is presented net of all forms of discount. In particular, payments made in order to have products referenced or, in accordance with agreements, to participate in advertising campaigns with the distributors, are deducted from related revenue.

Under the Group’s standard contract terms, customers have a right of return within a specified period of time. At the point of sale, a refund liability and a corresponding adjustment to revenue is recognized for those products expected to be returned. At the same time, the Group has a right to recover the product when customers exercise their right of return. Consequently, the Group recognises a right to returned goods asset and a corresponding adjustment to cost of sales. The Group uses its accumulated historical experience to estimate the number of returns on a portfolio level using the expected value method. It is considered highly probable that a significant reversal in the cumulative revenue recognized will not occur given the consistent level of returns over previous years.

Royalties are accounted for based on sales made by the licensees and the terms of the contracts.

Costs are recognized on an accrual basis. In particular, a cost is immediately recognized in the profit or loss when:

•	an expense does not generate any future economic benefit;

•	the future economic benefits do not qualify or cease to qualify as assets for recognition in the Consoidated Statement of Financial Position;

•	a liability is incurred and no asset has been recognized.

Advertising and research costs, in accordance with IAS 38, are charged in full to the income statement, when the service has been provided and delivered to the Group.

Share – based payment plans

The Group recognizes additional benefits to some employees, directors and collaborators with particular positions, through equity-settled share-based payments, which provide for the physical delivery of shares. In accordance with the provisions of IFRS 2 – Share-based payments – rights in favour of employees are valued at fair value when the beneficiary is informed of their allocation, and this value is determined using the binomial model. This model takes account of all the features of the rights (duration, exercise price and conditions, etc.), as well as the value of the underlying shares at the grant date and their expected volatility.

If the right can be exercised after a certain period (vesting period) and on the occurrence of specific performance conditions, the cost of transactions settled with equity instruments, together with the corresponding increase in shareholders’ equity, is recorded in the period in which the conditions relating to the achievement of objectives and/or the provision of the service are satisfied, ending at the time the beneficiaries have fully accrued the right to receive payment (“vesting date”).

At the end of each year, the fair value of the rights which has been determined previously is not reviewed, but on this date the estimate of the number of rights which will vest up to the expiry is updated. The accumulated costs recorded for these transactions at the end of each year up to the vesting date are proportionate to the expiries of the vesting period and to the best available estimate of the number of options which will actually vest. The cost or revenue recorded in the income statement for the year represents the change in the accumulated cost recorded at the start and at the end of the year.

No cost is recorded for rights which do not ultimately vest, except in the case of rights whose allocation is subordinate to market conditions.

The impact of the dilution of the rights not yet exercised is reflected in the calculation of the dilution of earnings per share.

Cash-settled transactions

In case of cash-settled share-based transactions, the cost of the cash-settled transactions is initially valued at the fair value at the date the beneficiary is informed of their allocation. This fair value is recognized in the income statement in the period until vesting, with the recognition of a corresponding liability. Until the liability is settled, the fair value is recalculated at each year-end date and at the settlement date, charging the related changes to the income statement.

Financial income and expense

Financial income and charges are recorded on an accrual basis according to the interest accrued on the net value of the related financial assets and liabilities, using the effective interest rate.

Interest expenses might include interest on bank overdrafts, on short and long term loans, amortization of initial costs of loan operations, changes in the fair value of derivatives – insofar as chargeable to the profit or loss –, annual interest maturing on the present value of post-employment benefits and interests on late payments.

Taxation

The income tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in profit or loss because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

A provision is recognised for those matters for which the tax determination is uncertain but it is considered probable that there will be a future outflow of funds to a tax authority. The provisions are measured at the best estimate of the amount expected to become payable. The assessment is based on the judgement of tax professionals within the Company supported by previous experience in respect of such activities and in certain cases based on specialist independent tax advice.

Deferred tax

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

In addition, a deferred tax liability is not recognised if the temporary difference arises from the initial recognition of goodwill.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognised to the extent that it is probable that there will be sufficient taxable profits against which to utilise the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised based on tax laws and rates that have been enacted or substantively enacted at the reporting date.

The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

For the purposes of measuring deferred tax liabilities and deferred tax assets for investment properties that are measured using the fair value model, the carrying amounts of such properties are presumed to be recovered entirely through sale, unless the presumption is rebutted. The presumption is rebutted when the investment property is depreciable and is held within a business model whose objective is to consume substantially all of the economic benefits embodied in the investment property over time, rather than through sale. The directors reviewed the Group’s investment property portfolios and concluded that none of the Group’s investment properties are held under a business model whose objective is to consume substantially all of the economic benefits embodied in the investment properties over time, rather than through sale. Therefore, the directors have determined that the ‘sale’ presumption set out in the amendments to IAS 12 is not rebutted. As a result, the Group has not recognised any deferred taxes on changes in fair value of the investment properties as the Group is not subject to any income taxes on the fair value changes of the investment properties on disposal.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Current tax and deferred tax for the year

Current and deferred tax are recognised in profit or loss, except when they relate to items that are recognised in other comprehensive income or directly in equity, in which case, the current and deferred tax are also recognised in other comprehensive income or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

Dividend distribution

Dividend distribution to the Company’s shareholders is recognized as a liability in the Group’s financial statements in the period in which the dividends are approved by the Company’s shareholders.

6.	CHANGES OF ACCOUNTING POLICIES, ERRORS AND CHANGES OF ESTIMATES

The accounting policies adopted change from one year to the next only if the change is required by an accounting standard or if it helps provide more reliable and meaningful information on the impact of operations on the entity’s statement of financial position, profit or loss or cash flows.

Changes of accounting policy are accounted for retroactively with the effect allocated to the opening equity of the earliest of the periods presented. The other comparative amounts reported for each prior period are also adjusted as if the new policy had been applied from the outset. A prospective approach is adopted only when it would be impracticable to restate the comparative information.

The application of a new or amended accounting standard is accounted for as requested by the standard itself. If the standard does not regulate the transition method, the change is accounted for on a retroactive basis or, if impracticable, on a prospective basis.

Material errors are treated on the same basis as changes of accounting policy as described above. Non-material errors are corrected through the profit or loss for the period in which the error was identified. Changes of accounting estimates are accounted for prospectively in the profit or loss for the year in which the change is made if it only affects the profit or loss for that year, or in the profit or loss for the year in which the change is made and in subsequent periods if they are also affected by the change.

7.	KEY SOURCES OF ESTIMATION UNCERTAINTY

In applying the Group’s accounting policies, the Company is required to make judgements (other than those involving estimations) that have a significant impact on the amounts recognized and to make estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The key assumptions concerning the future, and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Impairment of non-current assets

Non-current assets include Property, plan and equipment, Investment property, Goodwill, Financial assets and Investment. The Group periodically reviews the book value of the non-current assets held and used and of the assets that must be disposal, when facts and circumstances require such review.

For goodwill, this analysis is carried out at least once a year and whenever facts and circumstances require it. The analysis of the recoverability of the carrying amount of goodwill is carried out using the estimated cash flows expected from the use or sale of the assets and adequate discount rates for calculating the current value.

For Property, plant and equipment, Investment property, Intangible assets with a finite useful life, Right-of-use assets, Financial assets and Investments this analysis is carried out at least once a year and whenever facts and circumstances require it.

Impairment exists when the book value of an asset or cash flow generating unit exceeds its recoverable value, which is the higher of its fair value less the costs of sale and its value in use. The calculation of the fair value less the costs of sale is based on the data available from transactions between free and independent parties involving similar assets or observable market prices, less the incremental transaction costs relating to the disposal of the asset. The value in use is calculated based on discounted cash flow models using a pre-tax discount rate which reflects the current market estimate of the cost of money over time and the specific risks of the asset.

The cash flows are taken from the business plans prepared by management, which represent the best estimate made by the Group on the economic conditions set for the plan period. The plan forecasts refer to an explicit time period of three years, the long-term growth rate (g) – used to estimate the terminal value of the asset – for prudential reasons is lower than the long-term growth rate for the sector, country or reference market. Cash flows do not include restructuring activities for which the Group does not have a current obligation, or significant future investments which will increase the yield on the assets that make up the cash flow generating unit that is being valued. The recoverable amount is very dependent on the discount rate used in the discounted cash flow model and also on the expected future incoming cash flows and on the growth rate used for the purposes of the extrapolation.

Recoverability of deferred tax assets

The deferred tax assets have been recorded on the premise that it is more likely than not that the Group will be able to generate sufficient and suitable future taxable profits from which the reversal of the asset can be deducted. If the Group is unable to generate sufficient taxable profits in certain jurisdictions, or if there is a significant change in the actual effective tax rates or the time period within which the underlying temporary differences become taxable or deductible, the Group could be required to write-off any deferred tax assets, resulting in an increase in its effective tax rate and an adverse impact on future operating results.

Derivatives

The measurement of derivative financial instruments recognized as assets and liabilities requires the use of estimates and assumptions. The way in which fair value is determined and the risk inherent in derivative contracts to hedge currency risk and interest rate risk is managed are described in the specific sections Financial risk management, and Derivatives. The estimates and assumptions considered are constantly reviewed and the effects of any changes are recognized immediately in the financial statements. Estimates and assumptions are made with the support of the corporate functions and, where appropriate, of independent specialists, and are regularly reviewed.

Provisions for obsolete inventory

Since the Group’s products are subject to market trends and changes in fashion trends, product inventories at the end of the season are subject to impairment. Specifically, the provision for obsolete inventory of finished products reflects management’s estimate of the expected impairment losses on the products of the collections of previous seasons, considering the ability to sell them through the Group’s various distribution channels.

Generally, impairment assumptions involve percentages of impairment that become greater the older the collections are, so as to reflect the decline in selling prices in secondary channels (mainly outlets), and on the other hand, the decrease in the probability of selling them as time goes by.

The provision for obsolete raw materials reflects management’s estimates of the decline in the probability they will be used based on the calculation of slow-moving raw materials.

Provision for risks

The Group recognizes a liability when facing legal and tax disputes and lawsuits if it believes it is probable that they will require an outflow of financial resources and a reliable estimate can be made of the amount of the potential losses. Given the uncertainty surrounding the outcome of these proceedings, it is hard to reliably estimate the outflow of resources that will be required to settle them, therefore the amount of the provisions for legal and tax disputes may change as a result of future developments in the outstanding proceedings. The Group monitors the status of ongoing lawsuit and proceedings and consults with its legal advisors as well as legal and tax experts.

COMMENTS TO THE CONSOLIDATED STATEMENT OF PROFIT AND LOSS

8.	Revenues

The consolidated revenues are related primarily to the sales of finished products and are presented net of returns and discounts.

Revenues by geographic area are detailed below (in thousand of Euro):

Markets	2020	2019
Europe - ME & Africa	315,879	432,236
North America	131,042	235,092
Latin America	12,922	25,366
APAC	551,650	626,328
of which GCR	437,903	458,042
Other	3,240	2,305
Revenues	1,014,733	1,321,327

9.	Other income

The Other income have the following composition (in thousand of Euro):

	2020	2019
Release of provision	11,359	11,958
Subsidies	7,777	7,674
Income from the sale of advertising material	1,585	2,051
Gain on fixed assets disposal	901	533
Other	1,741	6,386
Other Income	23,363	28,602

10.	Costs for raw materials and consumables

The Costs for raw materials and consumables have the following composition (in thousand of Euro):

	2020	2019
Raw materials	(108,130)	(139,965)
Goods	(130,006)	(141,512)
Consumables	(10,909)	(14,067)
Change in raw materials and goods	131	(1,763)
Other	(1,974)	(4,760)
Costs for raw materials and consumables	(250,888)	(302,067)

The caption includes the costs amounting Euro 2,065 thousand related to the impairment of certain inventory pertaining to the woman division held for sale, such write off has been recorded in excess to the devaluation inventory policy.

11.	Costs for services

The caption includes the following (in thousand of Euro):

	2020	2019
Freight, insurance and selling expenses	(55,905)	(67,477)
Outsourcing of production	(59,411)	(74,829)
Administrative, notary and legal fees	(32,026)	(36,356)
Fees to corporate bodies	(1,860)	(2,438)
Advertising and marketing expenses	(47,467)	(60,789)
Variable, short term and low value rents	(32,755)	(68,462)
Utilities & CAM	(22,423)	(26,063)
Maintenance	(14,993)	(12,672)
Oher services	(14,217)	(18,579)
Travel expenses	(5,886)	(17,117)
Bank expenses	(6,665)	(10,046)
Costs of services	(293,608)	(394,828)

Other services mainly include, postal, telephone and telegraphic charges, entertainment, training expenses and miscellaneous external services.

Rents include:

•	rents related to low value contracts (the price of the asset, when new and recognized on a single component basis approach, is less than USD 5,000).

•	purely variable rent, typically linked to sales without a guaranteed minimum, are excluded too from the scope of application of such standard.

•	leases whose lease term is shorter than 12 months.

The significant decrease, in comparison with last year, is related to the outcome of negotiations to revise the terms and conditions of the leases of the Group’s retail point of sale (Euro 24,931 thousand), as well as the effect of the early termination of some leases on Lease liabilities.

12.	Personnel costs

The caption includes the following (in thousand of Euro):

	2020	2019
Wage & salaries	(214,109)	(256,423)
Social contributions, pension plans and indemnities	(50,750)	(61,156)
Severance indemnities	(10,377)	(9,778)
Uniforms	(5,013)	(8,481)
Insurances & other benefits	(3,591)	(2,225)
Other payroll expenses	(1,481)	(873)
Personnel costs	(285,321)	(338,936)

The caption Severance indemnities includes restructuring costs related to supply chain (Euro 1,599 thousand in 2020, Euro 6,935 thousand in 2019) to distribution companies and head quarter functions (Euro 5,371 thousand in 2020, Euro 2,827 thousand in 2019), to woman division business (Euro 3,407 thousand in 2020, Euro 16 thousand in 2019).

The comparison with the prior year by employee category is as follows:

	December 31,	December 31,
	2020	2019	Average
White Collars	3,897	4,095	3,996
Blue Collars	2,201	2,132	2,166
Temporary employees	151	313	232
Total employee	6,249	6,540	6,394

13.	Depreciation, Amortization and Impairment of assets

The caption Depreciation, Amortization and Impairment of assets has the following composition (in thousand of Euro):

	2020	2019
Depreciation of Property, plant and equipment and Investment property	(44,615)	(43,520)
Amortization of intangible assets with a finite useful life	(13,329)	(14,028)
Depreciation of Right of use	(110,119)	(112,063)
Impairment of Property, plant and equipment	(5,447)	(4,210)
Impairment of Right of use	(12,921)	—
Depreciation, amortization and impairment of assets	(186,431)	(173,821)

The caption Impairment of property, plant and equipment is detailed as follow (in thousand of Euro);

	2020	2019
Japan Store	(3,169)	—
Hong Kong Stores	(916)	(2,855)
Other Stores	(823)	(1,355)
Agnona	(539)	—
Impairment of Property, plant and equipment	(5,447)	(4,210)

The caption Impairment of right of use refers to a Japan store and an Italy store, after early termination of the original lease in both cases

14.	Write downs and other provisions

Write down and other provision costs amount to Euro 12,015 thousand (Euro 3,814 thousand in 2019). and other provisions.

In 2020, the caption mainly includes the bad-debt provision on trade receivables (Euro 3,636 thousand), the impairment of assets held for sale (Euro 988 thousand), a provision for legal expenses related to a lease agreement in the UK (Euro 3,000 thousand), an accrual for severance expenses (Euro 1,931 thousand).

15.	Other operating costs

The Other operating costs has the following composition (in thousand of Euro):

	2020	2019
Local taxes	(15,235)	(16,245)
Gift, associations & donations	(10,834)	(12,338)
Royalties	(5,982)	(4,880)
Stationary and other materials	(1,904)	(1,502)
Losses on assets disposal	(1,992)	(1,503)
Penalties & other costs of previous year	(1,820)	(2,362)
Other	(488)	(767)
Other operating costs	(38,255)	(39,597)

In 2020, the item “gift, Association, Donations” includes donations amounting to Euro 4,482 thousand related to the support to the Civil Protection in Italy and to other donations during the pandemic period. The caption includes also contribution to Fondazione Zegna amounted to Euro 200 thousand in 2020 (Euro 999 thousand in 2019).

16.	Financial income, financial expenses and exchange gains/(losses)

The Financial income, financial expenses and exchange gains/(losses) has the following composition (in thousand of Euro):

		2020	2019
Financial income
-	Options	17,742	—
-	Treasury securities income and other financial interests	4,802	19,165
Total Financial income		22,544	19,165

Financial expenses
-	Options	(15,729)	(4,154)
-	Treasury securities expenses and other financial interests	(3,693)	(10,430)
-	Lease liabilities financial expenses	(10,615)	(11,522)
Total financial expenses		(30,037)	(26,106)

Exchange Gains and Losses		7,087	(9,826)
Financial income, financial expenses and exchange gains/(losses)		(406)	(16,767)

Exchange Gain and Losses represents the impact of rates fluctuation including embedded hedging financial income/(charges) and a positive exchange rates effect deriving from the options remeasurements amounting to Euro 14,171 thousand.

17.	(Write downs)/Revaluations of equity investments

The caption amounts to Euro (8,737) thousand in 2020 (Euro 1,534 thousand in 2019) and includes the effects of the evaluation of the investments valued at equity method.

18.	Income taxes

The caption income taxes is detailed as follow (in thousand of Euro):

	2020	2019
IRES Italian income taxes	6,256	(4,271)
IRAP Italian Regional income taxes	(1,150)	(2,155)
Income taxes other countries	(31,367)	(26,942)
Previous year Taxes	1,333	1,812
Deferred taxes	17,336	(9,503)
Income taxes	(7,592)	(41,059)

The reconciliation between the Group’s theoretical tax rate and its effective tax rate is presented in the table below:

Result before taxes 31.12.2020	(37,564)

Tax at the domestic rates applicable to profits in the country concerned	11,958
(Non-deductible costs) net of non-taxable income	(1,885)
Effects from non-registration of deferred taxes	(25,727)
IRAP	(1,150)
Patent box impact	1,497
Tax effect of Fixed assets revaluation offset	7,715
Income taxes	(7,592)

Result before taxes 31.12.2019	78,564

Tax at the domestic rates applicable to profits in the country concerned	(22,626)
(Non-deductible costs) net of non-taxable income	(3,077)
Effects from non-registration of deferred taxes	(9,386)
Write off of tax assets	(5,360)
IRAP	(2,155)
Patent box impact	1,545
Income taxes	(41,059)

COMMENTS ON THE MAIN ITEMS OF THE CONSOLIDATED STATEMENT OF FINANCIAL POSITION

Non-current assets

19.	Property plant and equipment

The chart below provides the composition of property plant and equipment as of December 31, 2020 with comparative figures as of December 31, 2019:

Net Value	December 31, 2020	December 31, 2019
Land and buildings	122,533	123,214
Plants and machineries	30,649	35,941
Industrial and commercial equipment	28,182	39,003
Leasehold improvement	46,293	63,538
Other tangible assets	4,441	4,604
Tangible assets under construction – advances	8,297	2,741

Property plan and equipment	240,395	269,041

The historical cost and accumulated depreciation of the year are set forth below:

	Land and Buildings	Plants and machineries	Industrial and commercial equipment	Leasehold improvement	Other tangible assets	Tangible assets under construction- advances	Total
Historical cost	183,834	188,869	158,373	236,072	10,945	2,741	780,834
Accumulated depreciation	(60,620)	(152,928)	(119,370)	(172,534)	(6,341)	—	(511,793)
Net carrying amount at December 31, 2019	123,214	35,941	39,003	63,538	4,604	2,741	269,041
Historical cost	185,610	191,914	146,768	210,188	9,566	8,297	752,343
Accumulated depreciation	(63,077)	(161,265)	(118,586)	(163,895)	(5,125)	—	(511,948)
Net carrying amount at December 31, 2020	122,533	30,649	28,182	46,293	4,441	8,297	240,395

Historical Value – Tangible Asset
	01/01/2020	Additions	Disposals	Conversion differences	Other movements and reclass.	31/12/2020
Land and buildings	183,834	1,835	(531)	472	—	185,610
Plants and machineries	188,869	4,115	(568)	(151)	(351)	191,914
Industrial and commercial equipment	158,374	6,537	(5,604)	(9,437)	(3,102)	146,768
Leasehold improvement	236,072	7,317	(18,595)	(11,150)	(3,456)	210,188
Other tangible assets	10,945	75	(326)	(679)	(449)	9,566
Under construction tangible assets advances	2,741	7,602	(2,009)	(37)	—	8,297
Total	780,834	27,481	(27,633)	(20,982)	(7,358)	752,342

Depreciation fund – Tangible Asset
	01/01/2020	Depreciations	Disposals	Conversion differences	Other movements and reclass.	31/12/2020
Land and buildings	(60,620)	(2,353)	—	(104)	—	(63,077)
Plants and machineries	(152,928)	(9,238)	905	(248)	244	(161,265)
Industrial and commercial equipment	(119,370)	(13,704)	7,984	4,494	2,011	(118,585)
Leasehold improvement	(172,534)	(20,540)	19,668	6,647	2,864	(163,895)
Other tangible assets	(6,342)	(503)	249	1,031	440	(5,125)
Under construction tangible assets advances	—	—	—	—	—	—
Total	(511,794)	(46,338)	28,806	11,820	5,559	(511,947)

Historical Value – Tangible Asset
	01/01/2019	Additions	Disposals	Conversion differences	Other movements and reclass.	31/12/2019
Land and buildings	171,376	1,939	(1,096)	3,473	8,143	183,834
Plants and machineries	173,111	7,285	(4,063)	235	12,301	188,869
Industrial and commercial equipment	155,403	16,935	(18,961)	1,894	3,103	158,374
Leasehold improvement	232,095	16,883	(23,146)	3,323	6,917	236,072
Other tangible assets	9,834	921	(188)	(491)	869	10,945
Under construction tangible assets advances	4,579	3,485	—	17	(5,340)	2,741
Total	746,398	47,448	(47,454)	8,451	25,992	780,834

Depreciation fund – Tangible Asset
	01/01/2019	Depreciations	Disposals	Conversion differences	Other movements and reclass.	31/12/2019
Land and buildings	(54,063)	(2,302)	—	(843)	(3,412)	(60,620)
Plants and machineries	(137,460)	(9,238)	3,437	(73)	(9,594)	(152,928)
Industrial and commercial equipment	(123,665)	(13,191)	18,043	(2,296)	1,739	(119,370)
Leasehold improvement	(168,568)	(18,784)	20,824	(5,878)	(128)	(172,534)
Other tangible assets	(6,127)	(3,396)	2,153	(5)	1,033	(6,341)
Under construction tangible assets advances	—	—	—	—	—	—
Total	(489,883)	(46,911)	44,457	(9,095)	(10,362)	(511,793)

The net amount of the caption Other movements and reclassification of Property, plant and equipment includes the net value of tangible assets reclassified to current assets held for sale (Euro 1,799 thousand).

As better described in the note 13 “Depreciation, amortization and impairment of assets”, during 2020, as a result of the impairment test performed on Directly Operating Stores “DOS”, Property plant and equipment have been collectively impaired by Euro 5,447 thousand relating to specific retail locations in Asia (Japan and Hong-Kong) and in Europe (Italy and Turkey). The effect of impairment tests was Euro 4,210 thousand in 2019.

The DOS assets amortized or depreciated on a systematic basis are tested for impairment if there are indications of or changes to planning assumptions suggesting that the carrying amount of the assets is not recoverable. For this purpose, after preparing the annual budget plan, the Group conducts a triggering event test at DOS level. If defined year-on-year sales and profitability indicators are not reached, the non-current assets of the DOS in question are tested for impairment.

The method used to identify the recoverable amount (value in use) of all the aforementioned CGUs, except for the brands, consisted of discounting the projected cash flows (Discounted Cash Flow) generated by the activities directly attributable to the segment to which the intangible asset or net invested capital has been assigned (CGU). Value in use was the sum of the present value of future cash flows expected from the business plan projections prepared for each CGU and the present value of the related operating activities at the end of the period (terminal value).

The business plans used to prepare the impairment test cover a period of three years and have been constructed on the basis of the 2021 budget prepared by management.

In response to planning difficulties arising from the public health emergency, future retail and wholesale revenues were projected on the basis of a scenarios that predicts a gradual return to pre-Covid sales volumes with growth in line with the most recent industry forecasts published by third-party experts. The Group expects full recovery to pre-pandemic demand in European countries and most of Asian economies to take place not before mid-2022, except for China and Dubai whose recovery is already at pre-pandemic level.

Furthermore, the rent concessions and government subsidies obtained in 2020 were not projected in the plans.

The rate used to discount cash flows was calculated using the weighted average cost of capital (WACC). For the year ended December 31, 2020, the WACC used for discounting purposes ranged between 6.02% and 17.45% (between 6.24% and 17% at December 31, 2019). The WACC was calculated ad hoc for each CGU subject to impairment, considering the parameters specific to the geographical area: market risk premium and sovereign bond yield. The “g” rate of growth used to calculate the terminal value has been determined according to the diverging inflation and GDP outlooks in the various countries. The prevalent growth rate was 1.5%.

In order to ensure that the changes to the main assumptions did not significantly affect the results of the impairment tests, sensitivity analyses were conducted. Based on it, except of impairment on non-current assets indicated above, these stress tests continued to show a coverage.

With these stress tests, the growth rate “g” for the terminal period was reduced by up to 50 basis points, while the WACC rate was increased up to 50 basis points, continuing to show significant coverage.

20.	Investment property

The chart below provides the net carrying amount of Investment property as of December 31, 2020 with comparative figures as of December 31, 2019:

Investment Property
Historical cost	58,185
Accumulated depreciation	(3,023)
Net carrying amount at December 31, 2019	55,162
Historical cost	53,268
Accumulated depreciation	(3,514)
Net carrying amount at December 31, 2020	49,754

The historical cost and accumulated depreciation of the past two years are set forth below:

	December 31, 2020	December 31, 2019
Opening balance	55,162	54,717
Increase	—	326
Disposals	—	—
Depreciations	(802)	(818)
Foreign currency translation	(4,606)	937
Closing balance	49,754	55,162

The caption relates to a building and its land held for income purposes and located in the United States.

21.	Intangible assets with a finite useful life

The chart below provides the composition of Intangible assets with a finite useful life as of December 31, 2020 with comparative figures as of December 31, 2019:

Net Value	December 31, 2020	December 31, 2019
Concessions, licenses, trademarks	42,208	44,713
Other intangible assets	22,013	25,228
Industrial patents, intellectual rights	3	6
Intangible assets in progress	3,445	4,163

Intangible Assets	67,669	74,110

The historical cost and accumulated amortization of the past two years are set forth below:

	Concessions, licenses, trademarks	Other intangible assets	Industrial patents, intellectual rights	Intangible assets in progress	Total
Historical cost	83,318	119,096	1,135	4,163	207,712
Accumulated depreciation	(38,605)	(93,868)	(1,129)	—	(133,602)
Net carrying amount at December 31, 2019	44,713	25,228	6	4,163	74,110
Historical cost	84,204	118,653	1,138	3,445	207,439
Accumulated depreciation	(41,996)	(96,640)	(1,135)	—	(139,770)
Net carrying amount at December 31, 2020	42,208	22,013	3	3,445	67,669

In 2020, the Intangible assets with a finite useful life increased by Euro 11,673 thousand due to the capital expenditures of the year. The increase is mainly related to licenses and software applications. The net amount of the caption Other movements and reclassification of Intangible assets, amounting to Euro 659 thousand, entirely relates to the net value of intangible assets reclassified to current assets held for sale.

Historical Value – Intangible assets
	01/01/2020	Additions	Disposals	Conversion differences	Other movements and reclass.	31/12/2020
Concessions, licenses, trademarks	83,318	1,657	(50)	(91)	(630)	84,204
Other intangible assets	119,096	7,398	(8,501)	(392)	1,050	118,653
Industrial patents, intellectual rights	1,135	3	—	—	—	1,138
Intangible assets in progress	4,163	2,615	—	(390)	(2,942)	3,445
Total	207,712	11,673	(8,551)	(873)	(2,522)	207,440

Depreciation fund - Intangible assets
	01/01/2020	Depreciations	Disposals	Conversion differences	Other movements and reclass.	31/12/2020
Concessions, licenses, trademarks	(38,605)	(3,795)	(99)	119	384	(41,996)
Other intangible assets	(93,868)	(9,383)	5,042	90	1,479	(96,640)
Industrial patents, intellectual rights	(1,129)	(6)	—	—	—	(1,135)
Intangible assets in progress	—	—	—	—	—	—
Total	(133,602)	(13,184)	4,943	209	1,863	(139,771)

Historical Value – Intangible assets
	01/01/2019	Additions	Disposals	Conversion differences	Other movements and reclass.	31/12/2019
Concessions, licenses, trademarks	81,719	2,897	(1,664)	86	280	83,318
Other intangible assets	109,975	3,925	(9,870)	565	14,501	119,096
Industrial patents, intellectual rights	6,130	17	(7)	—	(5,005)	1,135
Intangible assets in progress	8,656	5,148	—	(2)	(9,639)	4,163
Total	206,480	11,987	(11,541)	649	137	207,712

Depreciation fund - Intangible assets
	01/01/2019	Depreciations	Disposals	Conversion differences	Other movements and reclass.	31/12/2019
Concessions, licenses, trademarks	(36,418)	(3,590)	1,260	(48)	191	(38,605)
Other intangible assets	(87,060)	(12,286)	10,164	(436)	(4,250)	(93,868)
Industrial patents, intellectual rights	(5,820)	(40)	5	—	4,726	(1,129)
Intangible assets in progress	—	—	—	—	—	—
Total	(129,298)	(15,916)	11,429	(484)	667	(133,602)

22.	Right of use

The caption includes the carrying net value of right-of-use asset measured on a lease-by-lease basis.

Net Value	December 31, 2020	December 31, 2019
Land and buildings	360,592	467,641
Plants and machineries	165	286
Industrial and commercial equipment	268	338
Other tangible assets	3,337	3,692

Right of use	364,362	471,957

The historical cost and accumulated amortization of the past two years are set forth below:

	Land and Buildings	Plants and machineries	Industrial and commercial equipment	Other tangible assets	Total
Historical cost	665,738	326	616	6,396	673,076
Accumulated depreciation	(198,097)	(40)	(278)	(2,704)	(201,119)

Net carrying amount at December 31, 2019	467,641	286	338	3,692	471,957

Historical cost	623,800	328	705	6,397	631,230
Accumulated depreciation	(263,208)	(163)	(437)	(3,060)	(266,868)

Net carrying amount at December 31, 2020	360,592	165	268	3,337	364,362

Historical Value – RoU Assets
	01/01/2020	Additions	Disposals	Conversion differences	Other movements and reclass.	31/12/2020
Land and buildings	665,738	65,097	(73,969)	(32,986)	(80)	623,800
Plants and machineries	326	1	—	—	—	327
Industrial and commercial equipment	616	96	(7)	—	—	705
Other tangible assets	6,395	1,637	(1,446)	(32)	(156)	6,398
Total	673,075	66,831	(75,422)	(33,018)	(236)	631,230

Depreciation fund – RoU Assets
	01/01/2020	Depreciations (1)	Disposals	Conversion differences	Other movements and reclass.	31/12/2020
Land and buildings	(198,097)	(105,970)	30,770	10,009	80	(263,208)
Plants and machineries	(40)	(123)	—	—	—	(163)
Industrial and commercial equipment	(278)	(166)	7	—	—	(437)
Other tangible assets	(2,704)	(1,875)	1,431	15	73	(3,060)
Total	(201,119)	(108,134)	32,208	10,024	153	(266,868)

(1)	Depreciations include the effect amounting to Euro 12,921 thousand of the impairment of the lease contracts related to two DOS located in Japan and Italy.

Historical Value – RoU Assets
	01/01/2019	Additions	Disposals	Conversion differences	Other movements and reclass.	31/12/2019
Land and buildings	616,307	58,978	(18,801)	9,254	—	665,738
Plants and machineries	—	326	—	—	—	326
Industrial and commercial equipment	616	—	—	—	—	616
Other tangible assets	4,692	2,489	(780)	(5)	—	6,395
Total	621,615	61,793	(19,581)	9,249	—	673,075

Depreciation fund – RoU Assets
	01/01/2019	Depreciations	Disposals	Conversion differences	Other movements and reclass.	31/12/2019
Land and buildings	(105,390)	(109,760)	18,801	(1,748)	—	(198,097)
Plants and machineries	—	(40)	—	—	—	(40)
Industrial and commercial equipment	(139)	(139)	—	—	—	(278)
Other tangible assets	(1,605)	(1,881)	780	2	—	(2,704)
Total	(107,134)	(111,820)	19,581	(1,746)	—	(201,119)

23.	Goodwill

As at December 31, 2020, Goodwill amounts to Euro 286,303 thousand (Euro 310,606 thousand as of December 31, 2019) and relates to the following acquired business:

Net Value	December 31, 2020	December 31, 2019
Thom Browne Inc.	263,281	287,584
Bonotto S.p.A.	5,977	5,977
Gruppo Dondi S.p.A.	8,405	8,405
Pelletteria	7,039	7,039
Other minor	1,601	1,601

Goodwill	286,303	310,606

Thom Browne Inc. goodwill difference relates to the acquisition of 85% of Thom Browne Group (hereinafter “Thom Browne Group” or “TB Group”) occurred at the end of November 2018.

The difference between the consideration transferred and the net equity acquired was recognized as goodwill at December 31, 2018. According to IFRS 3 a purchase price allocation exercise has been performed, which led to the identification of the brand as a separate intangible, measured at its fair value at the acquisition date, amounting to Euro 38.595 thousand.

Due to the currency used in the transaction the original Goodwill was determined in US Dollar for an amount of USD 323.072 thousand. According to IAS 21, every year, the Thom Browne Inc. goodwill is adjusted for difference relates to exchange rate difference between US Dollar and Euro (Euro 24,303 thousand in 2020).

Gruppo Dondi S.p.A. goodwill relates to the acquisition of the company occurred in 2019, when the purchase price allocation has been performed in compliance with IFRS 3 Business Combinations (“IFRS 3”). In 2020 the overall consideration has been reduced according to the new earn out calculation, leading to a financial income of Euro 1,000 thousand.

The movement of the goodwill is summarized below:

Net Value	December 31, 2019	Purchase Price Allocation	Exchange losses to OCI	December 31, 2020
Thom Browne Inc.	287,584	—	(24,303)	263,281
Bonotto S.p.A.	5,977	—	—	5,977
Gruppo Dondi S.p.A.	8,405	—	—	8,405
Pelletteria	7,039	—	—	7,039
Other minor	1,601	—	—	1,601

Goodwill	310,606	—	(24,303)	286,303

Impairment test

As required by IAS 36, “Impairment of Assets,” intangible assets with indefinite useful lives are not amortized, but are tested for impairment at least once per year. The Group does not report intangible assets with indefinite useful lives other than goodwill. As December 31, 2020, goodwill amounted to Euro 286,303 thousand, detailed by Cash Generating Unit (“CGU”) as follows:

	2020	2019
Thom Browne Group	263,281	287,584
Gruppo Dondi S.p.A.	8,405	8,405
Bonotto S.p.A.	5,977	5,977
Pelletteria	7,039	7,039

Total	284,702	309,005

The method used to identify the recoverable amount (value in use) of all the aforementioned CGUs, except for the brands, consisted of discounting the projected cash flows (Discounted Cash Flow) generated by the activities directly attributable to the segment to which the intangible asset or net invested capital has been assigned (CGU). Value in use was the sum of the present value of future cash flows expected from the business plan projections prepared for each CGU and the present value of the related operating activities at the end of the period (terminal value).

The business plans used to prepare the impairment test cover a period of three years and have been constructed on the basis of the 2021 budget prepared by management.

The rate used to discount cash flows was calculated using the weighted average cost of capital (WACC). For the year ended December 31, 2020, the WACC used for discounting purposes ranged between 6.02% and 17.45% (between 6.24% and 17% at December 31, 2019). The WACC was calculated ad hoc for each CGU subject to impairment, considering the parameters specific to the geographical area: market risk premium and sovereign bond yield. The “g” rate of growth used to calculate the terminal value has been determined according to the diverging inflation and GDP outlooks in the various countries. The prevalent growth rate was 1.5%.

As in the previous year, no impairment loss was recognized for goodwill in fiscal year 2020.

In order to ensure that the changes to the main assumptions did not significantly affect the results of the impairment tests, sensitivity analyses were conducted on 90% of the goodwill recognized in the Consolidated Statement of Financial Position.

24.	Investments at equity method

The following tables provide for a breakdown of investments at stated at equity as of December 31, 2020 and December 31, 2019:

	01/01/2020	Additions /(Disposals) /	Impairment	Net income/ (loss)	Dividends	Translation differences	31/12/2020
Pelletteria Tizeta S.r.l.	2,794	2	—	92	—	—	2,888
Tom Ford International LLC	25,000	—	(4,532)	(4,232)	—	1,764	18,000
Achill Station Pty Ltd	—	530	—	(65)	—	7	472

Investments at Equity method	27,794	532	(4,532)	(4,205)	—	1,771	21,360

	01/01/2019	Additions /(Disposals) / (W/D)	Impairment	Net income/ (loss)	Dividends	Translation differences	31/12/2019
Pelletteria Tizeta S.r.l..	2,651	—	—	368	(225)	—	2,794
Tom Ford International LLC	27,255	—	—	(1,902)	—	(353)	25,000
Achill Station Pty Ltd	—	—	—	—	—	—	—

Total Investments at equity method	29,906			(1,534)	(225)	(353)	27,794

Consistently with prior years the loss-making position of Tom Ford International has been considered as an indication of impairment of the value of the investment, therefore an impairment test has been performed.

The method used to identify the recoverable amount (value in use) involves discounting the projected cash flows produced by the CGU. Value in use is the sum of the present value of future cash flows expected from the business plan projections and the present value of the related operating assets at the end of the business plan period (terminal value).

The business plans used to prepare the impairment test cover a period of five years and have been constructed on the basis of the 2021 budget prepared by the management of Tom Ford International. The rate used to discount cash flows was calculated using the weighted average cost of capital (WACC). For the year ended December 31, 2020, the WACC used for discounting purposes amounted at 10.45% (10.53% at December 31, 2019). The WACC was calculated ad hoc for Tom Ford International, considering the parameters specific to the geographical area: market risk premium and sovereign bond yield. The “g” rate of growth used to calculate the terminal value has been determined at 0.

The financial information of companies not entirely controlled by the Group is provided below, as required by IFRS 12. The amounts are stated before the consolidation adjustments.

Amounts referred to the last financial statements available (amounts in local currencies thousand):

Company	Group’s percentage interest	Local currency	Total Assets	Liabilities	Total Equity	Net Revenues	Net Income/(loss)
Pelletteria Tizeta S.r.l. (*)	50%	Euro	25,084	19,168	5,916	22,402	272
Tom Ford International LLC (**)	15%	USD	138,522	314,989	(176,467)	238,257	(15,366)
Achill Station Pty Ltd(***)	60%	AUD	1,117	1,086	31	842	(973)

(*)	December 31,2020; (**) December 31, 2019; (***) June 30, 2019

Even if the Group owns 15 per cent of the equity shares of Tom Ford International LLC, since 2017 the Group accounts for the investment under the equity method as the following requirements of IAS 28 are met: the representation on the board of directors and the participation in policy-making processes. Furthermore, there are material transactions between the Group and Tom Ford International LLC.

The transactions occurred in 2020 and 2019 with such companies are summarized below

2020 (amount in K€ unless otherwise stated) Company	Revenues	Cost for services and other operating costs		Financial Income	Trade receivables	Other financial asset	Trade liabilities	Financial guarantess provided (Kus$)
Pelletteria Tizeta S.r.l.	4	2		—	—	—	—	—
Tom Ford International LLC	25,088	7,673	*	471	23,453	1,198	136	7,500
Achill Station Pty Ltd.	—	—		—	—	94	—	—

*	The caption includes royalties amounting to Euro 4,095 thousand

2019 (amount in K€ unless otherwise stated) Company	Revenues	Cost for services and other operating costs		Financial Income	Trade receivables	Other financial asset	Trade liabilities
Pelletteria Tizeta S.r.l.	4	2		—	—	—	—
Tom Ford International LLC	29,499	8,958	*	1,847	18,392	41,225	150
Achill Station Pty Ltd.	—	—		—	—	94	—

*	The caption includes royalties amounting to Euro 4,721 thousand

25.	Deferred tax assets and deferred tax liabilities

The following table provides a breakdown by nature of the assets and liabilities for deferred taxes as of December 31, 2020 and comparative figures as of December 31, 2019:

Deferred Tax Assets
	2020	2019	Profit & Loss	Impact of exchange rates and other mov.
Employee benefits	3,899	5,104	(1,169)	(35)
Property plant and equipment	10,435	2,122	8,476	(163)
Right of use	2,289	1,944	394	(49)
Intangible	3,297	1,811	1,486	—
Provision for obsolete inventory	33,793	26,579	7,073	141
Taxed provisions	4,114	1,384	2,730	—
Financial assets fair value	1,477	1,448	29	—
Tax losses	9,793	9,750	893	(849)
Other	3,113	9,078	(7,676)	1,713
Deferred Tax Assets	72,211	59,219	12,234	758

Deferred Tax Liabilities
	2020	2019	Profit & Loss	Impact of exchange rates and other mov.
Property plant and equipment	23,390	25,233	3,535	(1,693)
Right of use	1,195	1,008	(187)	—
Intangible	9,099	10,381	1,281	—
Financial assets fair value	1,776	2,173	397	—
Other	808	829	76	(55)
Deferred Tax Liabilities	36,269	39,623	5,102	(1,748)

Deferred taxes reflect the net tax effect of temporary differences between the book value and the taxable amount of assets and liabilities. The accounting of assets for deferred taxes was duly adjusted to take account of the effective possibility to be realized.

Deferred Tax Assets
	2019	2018	Profit & Loss	Impact of exchange rates and other mov.
Employee benefits	5,104	5,800	(801)	105
Property plant and equipment	2,122	1,977	144	—
Right of use	1,944	1,762	182	—
Intangible	1,811	2,222	(411)	—
Provision for obsolete inventory	26,579	28,196	(934)	(683)
Taxed provisions	1,384	1,899	(515)	—
Financial assets fair value	1,448	695	403	350
Tax losses	9,750	17,006	(6,402)	(855)
Other	9,077	9,256	(179)	—
Total Deferred Tax Assets	59,219	68,813	(8,512)	(1,083)

Deferred Tax Liabilities
	2019	2018	Profit & Loss	Impact of exchange rates and other mov.
Property plant and equipment	25,233	24,220	(1,013)	—
Right of use	1,008	819	(189)	—
Intangible	10,381	9,726	(655)	—
Financial assets fair value	2,173	1,814	—	(360)
Other	829	1,695	866	—
Total Deferred Tax Liabilities	39,623	38,273	(991)	(360)

26.	Other financial assets

The caption Other financial assets can be detailed as follows:

	2020	2019
Guarantee deposits	27,379	31,983
Financial Loan to Tom Ford International LLC	1,198	41,225
Investment held in Elah Dufour S.p.A.	14,834	14,834
Investment held in Future 101 Design Private	1,743	1,743
Investment held in Pettinatura di Verrone S.r.l.	1,522	1,522
Investment held in Bea Biella S.r.l.	168	168
Investment held in F2 S.r.l.	78	78
Investment held in Acquedotto del Piancone S.r.l.	30	30
Other	27	30

Other financial assets	46,980	91,613

As of December 31, 2019. the financial loan to Tom Ford International LLC included Euro 40,057 thousand related to three tranches of a bond, bearing a 3% annual interest, underwritten in previous financial years cashed at the expiring date in February 2020.

The transaction occurred in 2020 and 2019 with are summarized below:

Other investments	Other revenues	2020 Cost for raw materials and consumables	Cost for services	Trade receivables	Trade liabilities incl. customer advances
F2	89	—	2,713	—	811
Consorzio Alpi Biellesi	—	—	30	—	—
Elah Dufour S.p.A.		7	—	—	—
Acquedotto Piancone S.r.l.	—	—	—	—	—
	89	7	2,743	—	811

Other investments	Other Revenues	2019 Cost for raw materials and consumables	Cost for services	Trade receivables	Trade liabilities incl. customer advances
F2	56	—	3,961	67	1,453
Consorzio Alpi Biellesi	—	—	86	—	—
Elah Dufour S.p.A.	—	42		—	—
Acquedotto Piancone S.r.l.	—	—	7	—	—
	56	42	4,054	67	1,453

Current assets

27.	Inventories

Inventories break-down is shown in the following chart (in thousand of Euro):

Net Value	December 31, 2020	December 31, 2019
Raw materials, ancillary materials and consumables	49,491	55,014
Provision for obsolete raw materials, ancillary material and consumables	(11,364)	(6,029)
Work-in-progress and semi-finished products	42,466	48,538
Finished goods	349,614	306,013
Provision for obsolete finished goods	(108,736)	(88,945)

Inventories	321,471	314,591

The movement of the provision for obsolete inventory is summarized below:

Net Value	December 31, 2019	Additions of the period	Utilization of the period	Other reclasses	Conversion	December 31, 2020
Raw materials, ancillary materials and consumables	(6,029)	(6,709)	—	—	1,375	(11,363)
Finished goods	(88,944)	(36,355)	5,329	4,552	6,683	(108,735)

Total	(94,973)	(43,064)	5,329	4,552	8,058	(120,098)

The amount of the caption Other reclasses the inventory value reclassified to current assets held for sale.

Net Value	December 31, 2018	Additions of the period	Utilization of the period	December 31, 2019
Raw materials, ancillary materials and consumables	(5,546)	(947)	464	(6,029)
Finished goods	(80,981)	(24,862)	16,899	(88,944)

Total	(86,527)	(25,809)	17,363	(94,973)

28.	Trade receivables

The breakdown of the caption is set out below:

Net Value	December 31, 2020	December 31, 2019
Trade receivables	147,546	183,857
Bad debt and doubtful provision	(8,717)	(5,635)

Trade Receivables	138,829	178,222

During 2020 the changes in the provision for bad debt were as follows:

	December 31, 2019	Provision of the period	Utilization of the period	Conversion differences	December 31, 2020
Bad-debt provision	(5,635)	(3,636)	96	458	(8,717)

	December 31, 2018	Provision of the period	Utilization of the period	Conversion differences	December 31, 2019
Bad-debt provision	(5,386)	(727)	478	—	(5,635)

As of December 31, 2020, this item totals Euro 138,829 thousand and is wholly represented by the amounts of receivables within the next accounting period. Receivables are represented net of the relative bad-debt reserve, amounting to Euro 8,717 thousand (Euro 5,635 thousand as of December 31, 2019) to align the accounting value to the estimated realizable value.

The Group always measures the loss allowance for trade receivables at an amount equal to lifetime expected credit losses.

The expected credit losses on trade receivables are estimated using a provision matrix by reference to past default experience of the debtor and an analysis of the debtor’s current financial position, adjusted for factors that are specific to the debtors, general economic conditions of the industry in which the debtors operate and an assessment of both the current as well as the forecast direction of conditions at the reporting date.

The Group has recognized a loss allowance of 100 per cent against all receivables through third parties over 180 days past due because historical experience has indicated that these receivables are generally not recoverable.

The Group has significantly increased the expected loss rates for trade receivables from the prior year based on its judgement of the impact of current economic conditions and the forecast direction of travel at the reporting date. There has been no change in the estimation techniques during the current reporting period.

The Group writes off a trade receivable when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery, e.g. when the debtor has been placed under liquidation or has entered into bankruptcy proceedings, or when the trade receivables are over two years past due, whichever occurs earlier. None of the trade receivables that have been written off is subject to enforcement activities.

The table shows the concentration of commercial risk by geographic area of the Group activity:

	December 31, 2020	December 31, 2019
Italy	28,487	32,958
Europe	22,615	48,137
America	30,376	44,319
Asia	56,978	52,141
Oceania	373	667

Trade Receivables	138,829	178,222

The following table provides the ageing of trade receivables as of December 31, 2020:

Trade receivables as of December 31, 2020
• Current	106.659
• Total overdue	40,887

Of which overdue by 0 – 90 days	23,172
Of which overdue by 90 – 180 days	2,509
Of which overdue by more than 180 days	15,206

Total	147,546

The current amount includes receivables from credit cards retail transactions amounting to Euro 6,661 thousand.

In 2020, trade receivables overdue by more than 180 days total Euro 15,206 thousand (Euro 4,780 thousand in 2019). The significant overdue amount, of which Euro 9,656 thousand relates to the related party Tom Ford International LLC, is mainly due to the financial impact caused by the pandemic scenario.

Full payments and no credit-loss are expected by management.

The following table provides the ageing of trade receivables as of December 31, 2019:

Trade receivables as of December 31, 2019
• Current	142,753
• Total overdue	41,104

Of which overdue by 0 – 90 days	28,539
Of which overdue by 90 – 180 days	7,809
Of which overdue by more than 180 days	4,756

Total	183,857

29.	Derivative financial instruments

At December 31, 2020, there were eight positions regarding interest rate swap derivatives to hedge the risk of a potential increase in the cost of servicing of financial debt due to fluctuations in market rates. The notional value of these positions amounts to Euro 274 million (Euro 275 million in 2019), and corresponds to a negative fair value of Euro 5,515 thousand (Euro 5,142 thousand in 2019).

The Group enters certain derivative contracts to hedge the interest rate risk on its bank debt and the currency risk on sales made in currencies other than the euro.

The Company only takes out these contracts for hedging purposes as the Group’s financial management policy does not permit trading in financial instruments for speculative purposes.

Derivative financial instruments meeting the requirements of IFRS 9 s are accounted for using hedge accounting. Changes in the fair value of derivative financial instruments not qualifying for hedge accounting under international accounting standards are recognized in profit or loss in the relevant reporting period.

The interest rate and currency derivatives used by the Company are over the counter (OTC) instruments, meaning those negotiated bilaterally with market counterparties, and the determination of their current value is based on valuation techniques that use input parameters (such as rate curves, foreign exchange rates, etc.) observable on the market (level 2 of the fair value hierarchy included in IFRS 7).

Derivatives are measured by taking as a reference the interest rates and yield curves observable at commonly quoted intervals.

At the reporting date, the Group had outstanding hedges as detailed in the table below:

	2020
	Notional amount	Positive Fair value	Negative Fair value
Exchange risk
Forward contract	347,679	11,848	4,918
Interest risk
Interest Rate Swap	274,336	—	5,515
	622,015	11,848	10,433
Stock index options	—	—	—
Other option	—	—	1.852
Total Trading Derivatives	—	—	1.852
Total derivatives instruments Asset/Liabilities	622,015	11,848	12,285

	2019
	Notional amount	Positive Fair value	Negative Fair value
Exchange risk
Forward contract	352,253	6,468	4,853
Interest risk
Interest Rate Swap	274,851	—	5,142
	627,104	6,468	9,995
Stock index options	—	—	15
Other option	—	—	1,852
Total Trading Derivatives	—	—	1,867
Total derivatives instruments Asset/Liabilities	627,104	6,468	11,863

The Group entered into the derivative contracts in the course of its risk management activities, in order to hedge financial risks stemming from exchange and interest rate fluctuation.

Foreign exchange rate transactions

The cash flows resulting from the Group’s international activities are exposed to exchange rate volatility. In order to hedge this risk, the Group enters into forward sale and purchase agreements, so as to guarantee the value of identified cash flows in Euro (or in other currencies used locally). The projected future cash flows mainly regard the collection of trade receivables, the settlement of trade payables and financial cash flows.

Forward contracts negotiated on main currencies in effect as of December 31, 2020 to hedge projected future financial cash flows are shown below (in thousand of Euro):

Forward contracts - notional amounts	December 31, 2020	December 31, 2019
USD	144,569	208,079
CHF	24,810	5,720
CNY	20,318	15,817
GBP	19,226	30,183
HKD	12,613	—
JPY	52,407	47,212
Other	73,736	45,242

	347,679	352,253

All contracts in place at December 31, 2020 have a maturity shorter than twelve months.

All contracts in place at the reporting date were entered into with major financial institutions, and no counterparties are expected to default. A liquidity analysis of the derivative contracts maturities is provided in the financial risks section of these Notes.

Interest rate transactions

The Group enters into IRS contracts in order to hedge the risk of interest rate fluctuations on bank loans. The key features of the IRS agreements in place as at December 31, 2020 and December 31, 2019 are summarized below:

Contract	Currency	Notional amount	Interest rate	Maturity date	FV at December 31, 2020	Hedged item
IRS	Euro	2,002	1,940%	Dec 2031	(266)	Fin. Leasing
IRS	Euro	20,000	0,173%	Feb 2023	(309)	Loan
IRS	Euro	2,334	0,800%	Jul 2027	(108)	Fin. Leasing
IRS	Euro	20,000	0,265%	Jan 2023	(366)	Loan
IRS	Euro	80,000	0,474%	Feb 2021	(1,031)	Loan
IRS	Euro	50,000	0,255%	Apr 2023	(988)	Loan
IRS	Euro	40,000	0,276%	Aug 2023	(898)	Loan
IRS	Euro	60,000	0,342%	Nov 2023	(1,548)	Loan

		274,336			(5,515)

Contract	Currency	Notional amount	Interest rate	Maturity date	FV at December 31, 2019	Hedged item
IRS	Euro	2,184	1,940%	Dec 2031	(258)	Fin. Leasing
IRS	Euro	20,000	0,173%	Feb 2023	(298)	Loan
IRS	Euro	2,667	0,800%	Jul 2027	(108)	Fin. Leasing
IRS	Euro	20,000	0,265%	Jan 2023	(379)	Loan
IRS	Euro	80,000	0,474%	Feb 2021	(1,006)	Loan
IRS	Euro	50,000	0,255%	Apr 2023	(962)	Loan
IRS	Euro	40,000	0,276%	Aug 2023	(838)	Loan
IRS	Euro	60,000	0,342%	Nov 2023	(1,294)	Loan

		274,851			(5,142)

The IRS convert variable interest rates on bank loans into fixed interest rates.

They have been arranged with major financial institutions, and no counterparties are expected to default.

Information on financial risks

Capital management

The Group’s capital management strategy is intended to safeguard its ability to guarantee a return to shareholders, protect the interests of other stakeholders and comply with loan covenants, while maintaining a viable and balanced capital structure.

Categories of financial assets and liabilities according to IFRS 7

Financial assets

	2020
	Financial assets FVPL	Financial assets FVOCI	Financial assets Amortized costs	Total	Note
Cash and cash equivalents	302,291			302,291	33
Trade receivables			138,829	138,829	28
Other financial assets	46,980			46,980	26
Other current financial assets	322,327	27,836		350,163	31

Financial assets	671,598	27,836	138,829	838,263

	2019
	Financial assets FVPL	Financial assets FVOCI	Financial assets Amortized costs	Total	Note
Cash and cash equivalents	210,626			210,626	34
Trade receivables			178,222	178,222	28
Other financial assets	50,388		41,225	91,613	26
Other current financial assets	409,700	25,205		434,905	31

Financial assets	670,714	25,205	219,447	915,366

Financial liabilities

	2020
	Financial liabilities FVPL	Financial liabilities FVOCI	Financial liabilities Amortized costs	Total	Note
Non-current financial borrowings			558,722	558,722	37
Current financial borrowings	91,029			91,029	37
Non-current other financial liabilities	220,968			220,968	38
Trade liabilities including customer advances	188,342			188,342	42
Lease Liabilities – Current/Non-current	407,687			407,687	39
Financial Liabilities	908,026		558,722	1,466,748

	2019
	Financial liabilities FVPL	Financial liabilities FVOCI	Financial liabilities Amortized costs	Total	Note
Non-Current financial borrowings			514,263	514,263	37
Current financial borrowings	106,029			106,029	37
Other non-current financial liabilities	236,978			236,978	38
Trade liabilities including customer advances	225,598			225,598	42
Lease Liabilities – Current/Non-current	508,153			508,153	39
Financial Liabilities	1,076,758		514,263	1,591,021

Fair value

The reported amount of derivative instruments, whether assets or liabilities, reflects their fair value, as explained in this Note.

The carrying amount of Cash and cash equivalents, Financial assets and Trade receivables, as adjusted for impairment where necessary as required by IFRS 9, approximates their estimated realizable value and their fair value.

Lease liabilities are reported at the present value, while all of the other financial liabilities are carried at approximately their fair value.

Credit risk

Credit risk is defined as the risk of financial loss caused by the failure of a counterparty to meet its contractual obligations. The maximum risk to which an entity is exposed is represented by all the financial assets recognized in the financial statements. Management considers its credit risk to regard primarily the trade receivables generated from the wholesale channel and its cash holding, and mitigates the related effects through specific commercial and financial strategies.

With regards trade receivables, the credit risk management is carried out by monitoring the reliability and solvency of customers, as well as through insurance agreements, as explained also in the section describing risk factors in the Report on Operation.

Trade receivables

A table of summary, by due date, of Trade receivables at the reporting date is indicated In the Note 28 Trade receivables.

Liquidity risk

Liquidity risk represents the risk that the Group cannot meet its financial obligations due to problems in obtaining funds at current market price conditions (funding liquidity risk) or in liquidating assets on the market to find the necessary financial resources (asset liquidity risk).

The first consequence is a negative impact on the Consolidated Statement of Profit and Loss, should the Parent Company be forced to incur additional costs to meet its commitments.

The factors which mainly influence the Group’s liquidity are the resources generated or absorbed by current operating and investing activities, the possible distribution of dividends and the expiry and possibility of renewal of debt or the expiry and possibility of liquidation of financial investments of surplus cash. Liquidity needs or surpluses are monitored on a daily basis by the Parent Company in order to guarantee effective sourcing of financial resources or adequate investment of liquidity.

The negotiation and management of credit lines is coordinated by the Parent Company with the aim of satisfying the short and medium-term needs of the individual companies according to efficiency and cost-effectiveness criteria.

It has always been the Group’s policy to sign and constantly maintain with various and diversified banks a total amount of committed credit lines that is considered consistent with the needs of the individual companies and suitable to ensure at any time the liquidity needed to satisfy and comply with all the Group’s financial commitments, at the established economic conditions, as well as guaranteeing the availability of an adequate level of operational flexibility for any expansion programs.

Sensitivity on exchange rate risk

The transaction risks originate mainly from exports of the Group in US dollars, Chinese renminbi, Japanese yen, South Korean won, British Pound and Mexican peso. Risk management is mainly centralized at the distributing companies. Goods transferred for consideration to associates are settled directly in the currency of the country where they operate and sell (with exception of countries where local currency cannot be delivered outside the country e.g. South Korean won). This implies the risk that the corresponding value in Euro of revenues determined at the moment of collection is insufficient to cover production costs or to achieve the desired profit margin. This risk is heightened during the significant period between the moment when the sale prices of a collection are set and the moment when revenues are converted into Euro, which extends up to 18 months. The distributing companies enters into currency forward contracts or options, to establish the conversion rate in advance, or a predefined range of conversion rates at future dates. In the years under examination, the Group covered its exchange rate risk almost exclusively with currency forward exchange contracts. To this end, before the preparation of price list and based on market expectations and conditions, the Group arranges hedges that cannot exceed 50% - 60% of forecast sales in foreign currency. In the period following the preparation of the price list, the total outstanding hedge is adjusted on the basis of market conditions and of the orders effectively managed and put into production.

In addition, the Group controls and hedges exposure deriving from changes due to exchange rate changes in the value of assets or liabilities denominated in currencies other than the accounting currency of the individual company, which may affect the Consolidated Statement of Profit and Loss (typically intercompany financial receivables/payables) through financial instruments, whose recognition in accordance with IFRS follows the rules of fair value hedge: the profit or loss arising from subsequent assessments of the present value of the hedging instrument is recorded in the Consolidated Statement of Profit and Loss as well as the profit or loss on the hedged item. The hedges of the Parent Company’s future transactions in foreign currencies (which can be classified as cash flow hedge pursuant to IFRS) are accounted for in accordance with hedge accounting rules.

The Group has estimated the potential effects on its 2021 Consolidated Statement of Profit and Loss and equity, calculated with reference to the situation at the end of 2020 produced by a shock on the exchange rate market (with reference to currencies in which the Group has significant exposure at each closing date), by using internal assessment models based on generally accepted principles.

Currency-risk exposure

The following chart indicates the currency-risk exposure of Group-subsidiaries adopting Euro towards the main currencies (value in Euro thousand):

Transaction currency	Net balances in transaction currency	Net balances EURO	Potential effect on profit BT of the period (-5%) *	Potential effect on profit BT of the period (+5%) *
USD	138,478	112,850	5,939	(5,374)
CHF	(17,880)	(16,552)	(871)	788
CNY	281,453	35,083	1,846	(1,671)
GBP	4,426	4,923	259	(234)
HKD	106,890	11,235	591	(535)
SGD	5,060	3,120	164	(149)
JPY	5,281,787	41,757	2,198	(1,988)

		192,416	10,126	(9,163)

(*)	The shock-scenarios are built applying a variation (+-5%) on current exchange-rates.

The chart below provides the hedged positions centrally negotiated by Group treasury towards the main currencies:

Hedging position per currency	Notional amount in transaction currency	Notional amount in EURO	Hedging potential effect on profit BT of the period (-5%) *	Hedging potential effect on profit BT of the period (+5%) *
USD	146,288	119,214	(6,274)	5,677
CHF**	6,800	6,295	331	(300)
CNY	163,000	20,318	(1,069)	968
GBP	14,802	16,464	(867)	784
HKD	90,000	9,460	(498)	450
SGD	5,000	3,083	(162)	147
JPY	5,775,258	45,658	(2,403)	2,174

		220,492	(10,942)	9,900

(*)	The shock-scenarios are built applying a variation (+-5%) on current exchange-rates.
(**)	Treasury hedging accounting for CHF aims at covering currency-risk on future payments.

The following chart summarizes the potential change in equity of hedging instruments negotiated on highly probable transactions.

Derivative instruments on highly probable transactions	Forward sales in transaction currency	Forward sales Euro	Change in equity reserve (-5%) *	Change in equity reserve (+5%) *
USD	31,113	25,355	(1,334)	1,207
CHF	20,000	18,515	974	(882)
GBP	2,483	2,762	(145)	132
HKD	30,000	3,153	(166)	150
JPY	853,742	6,749	(355)	321

		56,534	(1,026)	928

Further on, the following chart indicates the potential impact on Consolidated Statement of Profit and Loss of the exchange rate fluctuation on other financial instruments negotiated in foreign currencies:

Transaction currency	Net balance in transaction currency	Net balance EURO	Potential effect on profit BT of the period (-5%) *	Potential effect on profit BT of the period (+5%) *
USD	(207,447)	(169,055)	(8,897)	8,050

Sensitivity on interest rate risk

Sensitivity to interest rate risk is monitored at Group level, by keeping the overall exposure in due consideration, through coordinated management of debt and available liquidity and of the relevant due dates.

At December 31, 2020, there were eight positions regarding interest rate swap derivatives to hedge the risk of a potential increase in the cost of servicing of financial debt due to fluctuations in market rates. The notional value of these positions was Euro 274 million with a negative fair value of Euro 5,515 thousand.

At December 31, 2019, there were six positions regarding interest rate swap derivatives to hedge the risk of a potential increase in the cost of servicing bank debt due to fluctuations in market rates. The notional value of these positions was Euro 275 million with a negative fair value of Euro 5,141 thousand.

The short-term portion of bank debt, used mainly to finance working capital needs, is not covered by an interest rate hedge. The cost of bank debt is equal to Euribor for the period plus a spread that depends on the type of credit facility used. The applied spreads are comparable to the best market standards.

The Group’s principal sources of exposure to interest rate risk derive from short-term and the portion of long-term loans at variable rates.

The Group has estimated the potential effects on its 2021 Consolidated Statement of Profit and Loss, calculated with reference to the situation at the end of 2020, produced by a simulation of the change in the yield curve, by using internal assessment models based on generally accepted principles.

Loans (variable) – Amount in thousand Euro

Loan amount (nominal)	Total interest rate *	Effect on current income statement	Interest shock (-20%) **	Potential effect on income statement 2021	Interest shock (+20%) **	Potential effect on income statement 2021
80.000	0,349%	279	0,259%	207	0,439%	351
10.000	0,195%	19	0,097%	10	0,293%	30
45.000	0,238%	107	0,136%	61	0,340%	153
31.250	0,300%	94	0,194%	60	0,406%	127
25.000	0,242%	61	0,140%	35	0,344%	86
10.000	0,184%	18	0,069%	7	0,299%	30
201.250		578		380		777

(*)	The total interest-rate consists of the fixed spread plus the variable-rate.
(**)	The shock scenarios are built applying a variations (+-20%) exclusively on the pure variable-rate.

Loans Short Term (variable) – Amount in thousand Euro

Loan amount (nominal)	Total interest rate *	Effect on current income statement	Interest shock (-20%) **	Potential effect on income statement 2021	Interest shock (+20%) **	Potential effect on income statement 2021
17.500	0,183%	32,03	0,0736%	12,88	0,292%	51,17
17.500		32,03		12,88		51,17

(*)	The total interest-rate consists of the fixed spread plus the variable-rate.
(**)	The shock scenarios are built applying a variations (+-20%) exclusively on the pure variable-rate relating the financial position.

30.	Tax receivables

Tax receivables amount to Euro 58,833 thousand (Euro 71.574 thousand as of December 31, 2019) and include VAT receivables for Euro 35,719 thousand and income current tax receivables for Euro 23,114 thousand.

31.	Other Current financial assets

The caption is detailed as follows:

	2020				2019
Business model	HTC/HTCS	HTCS/ Trading	Trading	Total	HTC/HTCS	HTCS/ Trading	Trading	Total
Fixed income	27,836	70,596	—	98,432	25,205	77,698	—	102,903
Certificates	—	107,188	—	107,188	—	176,575	—	176,575
Equity	—	22,542	2,141	24,683	—	12,334	2,758	15,092
Real estate funds	—	21,473		21,473	—	15,184	—	15,184
Private equity	—	18,185		18,185	—	17,878	—	17,878
Mixed funds	—	17,414		17,414	—	44,372	—	44,372
Private debt	—	6,894		6,894	—	2,006	—	2,006
Hedge funds	—	—	36,510	36,510	—	—	50,470	50,470
Other investment-funds	—		19,384	19,384	—	—	10,425	10,425
Other Current financial assets	27,836	264,292	58,035	350,163	25,205	346,047	63,653	434,905

The negative fair value adjustment of the year amounts to (Euro 1,301 thousand), of which an effect of Euro 287 thousand included in the other comprehensive income (FVOCI) and (Euro 1,588 thousand) impacting the Consolidated Statement of Profit and Loss (FVPL).

32.	Other current assets

Other current assets amount to Euro 23,496 thousand (Euro 30,239 thousand as of December 31, 2019) and are mainly composed by accrued income and deferred charges (Euro 12,566 thousand) and other current assets (Euro 10,595 thousand).

33.	Cash and cash equivalents

	December 31, 2020	December 31, 2019
Cash on hand	535	494
Liquid assets	301,756	210,132

Total	302,291	210,626

The item comprises the liquid assets recognized in the financial statements of the consolidated companies.

34.	Assets and liabilities held for sale

During the year 2020, the Group entered into two agreements to sell the operations in Korea and to sell the woman business; the total consideration of the two agreements amount to Euro 500 thousand and has been collected in 2021. The effect of such agreements determined a write off that amounted to Euro 988 thousand.

The caption is the result of assets and liabilities reclassifications as detailed in the following table (in thousand of Euro):

	December 31, 2020 Woman division	December 31, 2020 Korea	TOTAL
Intangibles asset with a finite useful life	614	42	656
Property plant and equipment	486	1,315	1,801
Right of use	83	—	83
Deferred tax assets	1,393	—	1,393
Inventories	2,259	4,820	7,079
Trade receivables	1,765	1,316	3,082
Tax receivables	88	367	455
Other financial assets	8	337	345
Other current assets	1,621	131	1,752
Cash and cash equivalents	4	576	580
Total Assets	8,321	8,904	17,225
Employee termination indemnities	63	1,067	1,130
Lease liabilities	83	—	83
Other current liabilities	4,176	5,209	9,384
Provision for risks and charges	664	841	1,505
Tax payables	715	466	1,180
Trade payables	2,620	821	3,442
Total liabilities	8,321	8,404	16,725
Assets and liabilities held for sale	—	500	500

Liabilities and equity

35.	Shareholder’ equity

35.1 Share capital

As of December 31, 2020 share capital, wholly subscribed and paid, is not changed from prior year and it is represented by no. 4,300,000 shares, each with a value of Euro 1 each.

	Beginning balance, number	Ending balance, number	Ending balance, nominal value
Ordinary shares	4,296,279	4,299,080	4,299,080
Special shares	3,721	920	920

Share capital	4,300,000	4,300,000	4,300,000

Share capital is represented by ordinary and special shares, both of them with a nominal value of Euro 1 each.

Special shares are granted to specific person. They do not provide any voting rights, but give the right to the owner to receive dividend. Moreover, these shares are convertible in ordinary share according to Ermenegildo Zegna Holditalia S.p.A. by law.

35.2 Other reserves and retained earnings

The composition of this caption as of December 31, 2020 and comparative figures as of December 31, 2019 is detailed below:

	December 31, 2020	December 31, 2019
Legal reserves	860	860
Reserve for Treasury Shares	(76,625)	(75.680)
First time adoption reserve (IFRS)	(60,939)	(60,939)
Retained earnings and other reserves	831,033	800,073
Other comprehensive income reserve (OCI)	(26,782)	6,192

Other reserves and retained earnings	667,547	670,506

Legal reserve

The legal reserve of consolidated equity equals to Euro 860 thousand and refers to the Parent Company balance.

Reserve for treasury shares

The reserve for treasury shares in the portfolio, at December 31, 2020, amounts to Euro 76,625 thousand (Euro 75,680 thousand at December 31, 2019) and relates to 271,815 ordinary shares.

During the year, the Parent Company purchased n. 2.801 treasury shares decreasing the corresponding equity reserve by Euro 945 thousand.

First time adoption reserve

The caption, that totals a negative balance of Euro 60,939 thousand and is net of tax effects, includes all the equity adjustments arisen from the changeover to IAS/IFRS for the preparation of the Group consolidated financial statement. The first-time adoption occurred on January 1st, 2018.

Retained earnings and other reserves

The other reserves and retained profit balance total Euro 831,033 thousand as of December 31, 2020 (Euro 800,073 thousand as of December 31, 2019) and includes the other reserves and retained earnings reflected in the Parent Company’s financial statements and retained earnings of consolidated companies.

Other comprehensive income reserve (OCI)

As of December 31, 2020, other comprehensive income reserve totalled, net of the tax effects, a negative balance of Euro 26,782 thousand (positive balance of Euro 6,192 thousand at December 31, 2019).

This caption is the result of the followings:

•

the translation reserve amounts to negative balance of Euro 25,541 thousand as of December 31, 2020 (the caption totalled a positive balance of Euro 8,896 thousand as of December 31, 2019). This reserve exclusively refers to the translation differences arisen from the consolidation of foreign operations cumulated from January 1st, 2018 to December 31th, 2020, as the Group decided to set at nil the translation reserve balance at January 1st, 2018.

•

the fair value measurement of derivative instruments negotiated for hedging on exchange- rate risk or interest-rate risk (cash flow hedge) totals a negative balance of Euro 2,224 thousand as of December 31, 2020 (the caption totalled a negative balance of Euro 2,862 thousand as of December 31, 2019);

•

the actuarial profit/loss deriving from the re-measurement of employee benefits indemnities under IAS 19 amounts to Euro 741 thousand as of December 31, 2020 (the caption amounted to Euro 202 thousand as of December 31, 2019);

•

the fair value adjustment of financial assets (HTCS) under IFRS 9 (FVOCI) amount to Euro 243 thousand as of December 31, 2020 (the caption totalled a negative balance of Euro 44 thousand as of December 31, 2019).

36.	Equity attributable to non-controlling interest

Equity attributable to minorities amounts to Euro 29,890 thousand as of December 31, 2020 (Euro 27,705 thousand as of December 31, 2019) and represents the capital, reserves and profit for the year attributable to third-party shareholders of fully consolidated companies. At December 31, 2020, the amount includes a third-party profit of the period of Euro 4,045 thousand (third-party profit of Euro 4,611 thousand as of December 31, 2019).

In addition to the above, a reduction of the balance is related to the minority dividends paid in 2020, amounting to Euro 1,731 thousand.

The financial information of companies not entirely controlled by the Group is provided below, as required by IFRS 12. The amounts are stated before the consolidation adjustments.

December 31, 2020 main figures (amounts in thousands):

Company	Group’s percentage interest	Local currency	Total Assets	Total Equity	Net Revenues	Net Income/(loss)	Dividends paid to non controlling shareholders
Thom Browne Inc.	85%	USD	157,679	105,890	203,859	24,275	—
Gruppo Dondi S.p.A.	65%	Euro	24,590	21,321	27,199	1,147	(354)

37.	Non-current and current financial borrowings

The non-current and current financial borrowings comparison with previous year is indicated below:

2020	Current	Non-current
Bullet loans	56,029	557,386
Other financial loans	35,000	1,336

Non-current and current financial borrowings	91,029	558,722

2019	Current	Non-current
Bullet loans	106,029	513,279
Other financial loans	—	984

Non-current and current financial borrowings	106,029	514,263

For Non-current bullet loans repayment schedules is summarized below:

	2022	2023	2024	2025	Total
Nun-current bullet loans	107,500	281,250	130,000	38,636	557,386
Financial interests	4,437	3,479	1,249	301	9,467

Total repayment	111,937	284,729	131,249	38,937	566,853

	2021	2022	2023	2024	Total
Nun-current bullet loans	136,029	107,500	221,250	48,500	513,279
Financial interests	4,043	3,416	1,742	387	9,588

Total repayment	140,072	110,916	222,992	48,887	522,867

The Group generally borrows at fixed interest rates and manages the risk of interest fluctuation of those loans at a variable interest rate through hedging arrangements (fully described in note financial risk-management – interest rate risk).

The bullet loans are set forth hereunder by their portions with fixed and variable interest rates:

	Variable interest rate	Fixed interest rate
Current – bullet loans	None	3,529
Interest rate range	None	0.8%
Non-current – bullet loans	471,250	140,000
Interest rate range	0.184%-0.474%	0.49%-1.250%
Current – bullet loans	None	3,529

The nominal outstanding amount of Non-current bullet loans as of December 31, 2020 are set forth below:

Borrower	Amount (Euro thousand)	Type of loan	Currency	Expiry date	Interest rate	Current portion (Euro thousand)	Non-current portion (Euro thousand)
Co.Ti Service S.A.	10,000	Term loan	Eur	02/22	0,75%		10,000
Co.Ti Service S.A.	5,000	Term loan	Eur	03/22	0,60%		5,000
Co.Ti Service S.A.	20,000	Term loan	Eur	03/25	0,75%		20,000
Co.Ti Service S.A.	10,000	Term loan	Eur	04/25	0,75%		10,000
Ermenegildo Zegna Holditalia S.p.A.	20,000	Term loan	Eur	02/23	0,80%		20,000
Ermenegildo Zegna Holditalia S.p. A.	20,000	Term loan	Eur	01/23	1,48%		20,000
Ermenegildo Zegna Holditalia S.p.A.	3,539	Term loan	Eur	12/21	0,80%	3,529
Ermenegildo Zegna Holditalia S.p.A.	15,000	Term loan	Eur	03/23	0,35%		15,000
Ermenegildo Zegna Holditalia S.p.A.	10,000	Term loan	Eur	09/22	0,69%		10,000
Ermenegildo Zegna Holditalia S.p.A.	40,000	Term loan	Eur	08/23	1,05%		40,000
Ermenegildo Zegna Holditalia S.p.A.	20,000	Term loan	Eur	11/23	0,90%		20,000
Ermenegildo Zegna Holditalia S.p.A.	85,000	Term loan	Eur	11/23	0,75%	10,000	75,000
Ermenegildo Zegna Holditalia S.p.A.	29,886	Term loan	Eur	06/23	0,83%	12,500	17,386
Ermenegildo Zegna Holditalia S.p.A.	10,000	Term loan	Eur	12/22	0,80%		10,000
Ermenegildo Zegna Holditalia S.p.A.	80,000	Term loan	Eur	09/22	0,80%	30,000	50,000
Ermenegildo Zegna Holditalia S.p.A.	50,000	Term loan	Eur	12/24	0,60%		50,000
Ermenegildo Zegna Holditalia S.p.A.	80,000	Term loan	Eur	04/24	0,81%		80,000
Ermenegildo Zegna Holditalia S.p.A.	50,000	Term loan	Eur	04/23	0,49%		50,000
Ermenegildo Zegna Holditalia S.p.A.	10,000	Term loan	Eur	05/25	0,76%		10,000
Ermenegildo Zegna Holditalia S.p.A.	45,000	Term loan	Eur	05/23	0,75%		45,000

	613,415					56,029	557,386

38.	Other non-current financial liabilities

Other non-current financial liabilities comparison with previous year is indicated below:

2020	Non-current
Options	212,903
Bond	4,287
Other	3,778

Other non-current financial liabilities	220,968

2019	Non-current
Options	229,088
Bond	4,287
Other	3,603

Other non-current financial liabilities	236,978

Options that follows IAS 32 relate to contractual commitments (put option) on minority interest quota, and collectively amount to Euro 196,783 thousand. Those put options are related to Thom Browne Inc. (15% on total shares to be exercised between 2023 and 2030), Dondi Group S.p.A. (35% on total shares to be exercised between 2029 and 2034) and Lanificio Ermenegildo Zegna & Figli S.p.A. (10% on total shares).

The option that follows IFRS2, amounts to Euro 16,120 thousand, is connected to the Group CEO and it is based on different conditions. In the context of the 2020 pandemic, the Group CEO unilaterally decided to waive part of his options therefore allowing the Group to record an income of Euro 10 million.

The caption Bond relates to non-convertible debenture loans of Euro 4,287 thousand. The due date is November 30, 2030. There has been no redemption of bonds during the current year.

The caption Other mainly includes a financing granted by a minority shareholder of a Group’s company not fully owned (Euro 3,594 thousand) as of December 2020 (Euro 3,272 thousand as of December 2019).

39.	Current and Non-current Lease liabilities

The lease liabilities consist of liabilities recognized to account for finance and operating lease under IFRS 16. The lease liability is measured at the present value of the lease payments that are not paid at year end. The lease payments are discounted using either the interest rate implicit in the lease or the interest borrowing rate.

The following table summarizes the lease liabilities at end 2020 per maturity date:

	2021	2022	2023	2024	Beyond	Total
Current lease liabilities	92,842	—	—	—	—	92,842
Non-current lease liabilities	—	76,348	62,533	49,346	126,618	314,845
Total Lease liabilities	92,842	76,348	62,533	49,346	126,618	407,687

The following table summarizes the financial interests on relative lease liabilities per maturity date:

	2021	2022	2023	2024	Beyond
Financial interests of the period	8,094	6,140	4,604	3,401	10,663

The following table summarizes the lease liabilities at end 2019 per maturity date:

	2020	2021	2022	2023	Beyond	Total
Current lease liabilities	102,516	—	—	—	—	102,516
Non-current lease liabilities	—	84,483	73,115	63,636	184,403	405,637
Total Lease liabilities	102,516	84,483	73,115	63,636	184,403	508,153

The following table summarizes the financial interests on relative lease liabilities per maturity date:

	2020	2021	2022	2023	Beyond
Financial interests of the period	9,744	7,725	6,102	4,704	15,118

40.	Provision for risks and charges

The Provisions for risks and charges, which balance in 2020 amount to Euro 48,412 thousand (Euro 49,258 thousand in 2019) represent management’s best estimate of the amount of potential liabilities. In the Directors’ opinion, based on the information available to them, the total amount allocated for risks and charges at the reporting date is adequate in respect of the liabilities that could arise from the underlying circumstances.

The following table shows the provision for risks and charges in 2020 and 2019 (in thousand of Euro):

	2020	2019
Legal & Fiscal risks	17,398	16,353
Leased store restoration	15,097	15,076
Sales return reserve	6,031	6,740
Others provision	9,886	11,089

Provision for risks and charges	48,412	49,258

41.	Employee termination indemnities

Employee termination indemnities and other benefit obligations amount to Euro 29,216 thousand (Euro 30,573 thousand in 2019).

The following table shows the changes in employee defined benefit liabilities in 2020 and 2019 (in thousand of Euro):

	2020	2019
Employee termination indemnities as of 01/01	30,573	28,694

Service cost	2,335	1,560
Financial charges	256	180

Changes included in the income statement	2,591	1,740

Actuarial (gain) loss	(523)	513
Translation differences	(407)	(23)

Changes included in other comprehensive income	(930)	490

Benefit paid	(2,360)	(1,364)
Change in scope and other reclass.	(658)	1,013

Employee termination indemnities as of 31/12	29,216	30,573

The main financial assumptions used in determining the present value of employee severance indemnities of the Group’s Italian companies are detailed below:

	December 31, 2020	December 31, 2019
Annual rate of salary increase	0.5% / 2.3%	0.5% / 2.3%
Annual discount rate	0.017% / 0.246%	0.076% / 0.6%
Inflation rate	1.5%	1.5%

As regards the demographic assumptions used in determining defined benefit liabilities of the Group’s

Italian companies, the figure used as a benchmark for the mortality rate is that for the Italian population recorded by ISTAT in 2019 broken down by age and gender.

The main financial assumptions used in determining the present value of employee benefit liabilities related to Group’s non-Italian companies are detailed below:

	December 31, 2020	December 31, 2019
Annual rate of salary increase	0.8% / 14.0%	0.8% / 5.0%
Annual discount rate	-0.440% / 12.998%	0.218% / 3.467%

As for the demographic assumptions used in measuring the defined benefit liabilities of the Group’s non-Italian companies, the figure used as a benchmark for the mortality rate is the standard one for each local population, broken down by age and gender, while for the staff turnover rate annual frequencies have been calculated based on the individual companies’ data.

Here below is a quantitative sensitivity analysis for the main assumptions as at 31 December 2020 concerning the main employee benefit obligations and service costs (in thousand of Euro):

(000/€)	+50 bps on DBO	-50 bps on DBO	+50 bps on Service cost	-50 bps on Service cost
Annual discount rate	(793)	850	(75)	79
Inflation rate	630	(598)	46	(43)

(000/€)	+50% on DBO	-50% on DBO	+50% on Service cost	-50% on Service cost
Probability of termination with payment	570	(1.068)	61	(109)

The above sensitivity analysis is based on reasonable changes in the key assumptions at the end of the reporting period.

42.	Trade liabilities including customer advances

The caption is detailed as follows (in thousand of Euro):

	December 31, 2020	December 31, 2019
Trade liabilities	150,257	190,397
Advances	38,085	35,201

Trade liabilities including customer advances	188,342	225,598

43.	Tax liabilities

The balance of the caption amounts to Euro 53,355 thousand (Euro 65,366 thousand as of December 31, 2019) and is detailed as follow (in thousand of Euro):

	December 31, 2020	December 31, 2019
Direct taxes	33,362	35,777
VAT	13,163	18,860
Withholdings taxes	5,232	9,736
Other	1,598	993

Tax liabilities	53,355	65,366

44.	Other current liabilities

The caption is detailed as follows (in thousand of Euro):

	December 31, 2020	December 31, 2019
Social security institutions	9,147	9,462
Due to employees	26,134	39,493
Other	8,280	13,921
Accrued expenses	12,459	18,518
Deferred income	1,624	1,624

Other current liabilities	57,644	83,018

These amounts are fully due within the next accounting period. Personnel payables refer to the deferred compensations, accrued and untaken leave and related contributions.

Accrued expenses principally include payroll accruals and rental expenses.

OTHER INFORMATION

Remuneration of Directors, key Executives with strategic responsibilities, other related parties connected to Directors, Shareholders and Board of statutory auditors

2020	Cost for services and other costs	Personnel costs	Employee termination indemnity	Non-current financial liabilities	Other current financial liabilities
Board of Directors	1,681	1,078	527	22,913	—
Key executives	1,057	4,522	11	175,133	991
Other related parties connected to Directors and shareholders	33	860	7	2,146	54
Board of statutory auditors	137
	2,908	6,460	545	200,192	1,045

2019	Cost for services and other costs	Personnel costs	Employee termination indemnities	Non-current financial liabilities	Other current financial liabilities
Board of Directors	3,020	1,698	521	32,713	—
Key executives	1,125	5,350	6	181,534	1,335
Other related parties connected to Directors and shareholders	39	1,014	20	2,146	200
Board of statutory auditors	159
	4,343	8,062	547	216,393	1,535

Related party transactions

Related party transactions, including inter-group transactions, are neither exceptional nor unusual, but are part of the ordinary course of business for companies of the Group. Such transactions, when not concluded under standard conditions or dictated by specific regulatory conditions, are in any case governed by conditions consistent with those of the market.

Transactions with related companies:

2020 Related Companies	Revenues	Cost for raw materials and services	Financial expenses	Trade receivables	Trade liabilities incl. customer advances	Non-current financial borrowings
Finissaggio Ferraris	13	245		2	50
Gruppo Schneider	217	6,683		18	323
Pettinatura di Verrone		4			1
PKB bank AG		1	44			5,000
	230	6,933	44	20	374	5,000

2019 Related Companies	Revenues	Cost for raw materials and services	Financial expenses	Trade receivables	Trade liabilities incl. customer advances	Non-current financial borrowings
Finissaggio Ferraris	11	345	—	16	119	—
Gruppo Schneider	10	9,815	—	10	1,104	—
Pettinatura di Verrone	—	20	—	—	19	—
PKB bank AG	—	—	44	—		5,000
	21	10,180	44	26	1,242	5,000

In particular, transactions with:

•	Finissaggio Ferraris relates to supplies of industrial services (fabrics’ finishing);

•	Gruppo Schneider refers to the acquisition of raw materials (wool);

•	Pettinatura di Verrone are referred to the purchase of industrial services;

•	PKB Bank AG: relates to an interest-bearing loan amounting to Euro 5,000 thousand expiring on March 2022.

Transaction with Fondazione Zegna

Fondazione Zegna is a charity characterized by a lean organization structure and a deep commitment to voluntary work on the part of the Zegna family and Group employees. It supports and funds projects in co-operation with no-profit organizations operating in various fields and different parts of the world. Contribution to Fondazione amounted to Euro 200 thousand in 2020 (Euro 999 thousand in 2019).

Remuneration of independent auditors

As provided by the new paragraph 16-bis of the art. 2427 of the Italian Civil Code (required by paragraph 16 of the art. 37 of the Italian Legislative Decree 39/2010), independent auditors’ fees for the annual auditing services required by law and for other auditing services are shown in the table below (in thousand of Euro):

Type of services	Audit Firm	Provided to	2020 Fees
Audit services	Deloitte & Touche S.p.A.	E.Z.Holditalia S.p.A.	239
Audit services	Deloitte & Touche S.p.A. and Deloitte Network	Subsidiaries	1,528

Remuneration of independent auditors			1,767

Reported fees relate to 2020 services and do not include expenses.

Important subsequent events as at the financial statement closing date

After the closing date as at December 31, 2020, there are no subsequent events that could affect this financial statement.

Relevant subsequent non adjusting events:

•

On February 23, 2021, the subsidiary Italco, managing a production plant in Spain, reached an agreement with its workers to initiate a collective dismissal procedure. No decisions have been made yet regarding either the definitive cessation of activity after the current year or its continuation with a reduced staff;

•

On May 13th a share of Thom Browne for a consideration of USD 37,400 thousand corresponding to Euro 30,653 thousand was purchased by the Group. After the deal the share of Zegna in Thom Browne grows to 90%;

•	In May a project for the spin-off of certain real estate properties and other assets was approved by the Board of Directors;

•	In May an agreement concerning the purchase of a real estate property in London (already 50% owned by the Group) for a consideration of GBP 36,500 thousand has been reached and is being finalized;

•	In May 60% share of Tessitura Ubertino was purchased by the Group.

The global business of Ermenegildo Zegna continued to be impacted by the COVID-19 pandemic. Persisting lockdowns and temporary store closures, in particular in Europe, lasting restrictions on public life including comprehensive social distancing measures as well as ongoing international travel restrictions are expected to continue to weigh on the recovery of the overall industry as well as performance of the Group, especially in the first half of 2021.

On the basis of the above and in accordance with the majority of experts, and industry analysts, the Group expects full recovery to pre-pandemic demand in European countries and most Asian economies, excluding China and Dubai, to take place not before mid-2022.

On the ground of actions enforced to support the business, such as activating remote sales tools and procedures, and permanent efficiency action operated in 2020 the Management and the Board of Directors have evaluated various prospective scenarios and believe that the Group has sufficient financial resources to guarantee compliance with its obligations for the 2021 financial year.

To date, there are no tensions on the Group’s financial structure; it presents an adequate level of liquidity and credit lines to meet any greater and unexpected financial needs in the more immediate future.

Given the above, the Board of Directors has not identified significant uncertainties for the future of the Parent Company and its subsidiaries.

Information pursuant to Article 1, Section 125, Law No. 124 of 4 August 2017

In order to be compliant with the obligation to highlight the economic advantages received from the Public Administration, we point out the relationships recorded in 2020 financial statements between the Zegna Group subsidiaries and the following public authorities:

•

GSE - Turnover towards GSE amounted to Euro 1,076 thousand in favor of Lanificio Ermenegildo Zegna & Figli S.p.A. and relates to the sale of electricity produced by the Hydroelectric Power Plants of Sessera stream. With reference to photovoltaic plant incentives provided by GSE amounted to Euro 77 thousand and have been recorded in the income statement;

•	Tax credit of Euro 51 thousand in favor of Bonotto S.p.A. for research, development and technological innovation expenses incurred in 2019 pursuant to article 23 of L.D. n. 145 of December 23, 2013;

•	Euro 44 thousand from Regione Piemonte in favor of EZ Real Estate S.r.l. in relation with the contribution provided for the forest areas of “Natura 200” sites;

•

Tax credit of Euro 6 thousand in favor of Bonotto S.p.A. and contribution of Euro 5 thousand in favor of Pelletteria Tizeta S.r.l. pursuant to article 125 of Law no.34 of May 19th, 2020 on expenses incurred in 2020 for sanitization and for the purchase of protective devices to support the economy in the COVID-19 emergency.

Valdilana, June 21, 2021

For and on behalf of the Board of Directors

The Chairman	Paolo Zegna

Appendix 1 – Consolidation

ERMENEGILDO ZEGNA HOLDITALIA S.p.A.

Companies consolidated as of December 31, 2020

				Held	% Direct	% Group
Company	Registered office	Currency	Share capital	directly by	ownership	2020	2019
Companies consolidated on a line-by-line basis

Parent company

Ermenegildo Zegna Holditalia S.p.A.	Valdilana (BI)	EUR	4,300,000

Italian subsidiaries
In.co. S.p.A.	Biella	EUR	4,050,000	E.Z. Holditalia	100.00	100.00	100.00
Lanificio Ermenegildo Zegna e Figli S.p.A.	Valdilana (BI)	EUR	3,100,000	E.Z. Holditalia	90.00	90.00	90.00
Ezi S.p.A.	Milan	EUR	5,750,000	E.Z. Holditalia	100.00	100.00	100.00
E.Z. Real Estate S.r.l.	Valdilana (BI)	EUR	2,000,000	E.Z. Holditalia	100.00	100.00	100.00
Agnona S.r.l. (*)	Milano	EUR	200,000	E.Z. Holditalia	100.00	100.00	100.00
Bonotto S.p.A.	Molvena (VI)	EUR	1,239,600	E.Z. Holditalia	60.00	60.00	60.00
Cappellificio Cervo S.r.l.	Biella	EUR	300,000	E.Z. Holditalia	51.00	51.00	51.00
Thom Browne Services Italy S.r.l.	Milan	EUR	10,000	Thom Browne Trading SA	100,00	85,00	85,00
Thom Browne Retail Italy S.r.l.	Milan	EUR	10,000	Thom Browne Services Italy S.r.l.	100,00	85,00	85,00
Gruppo Dondi S.p.A.	Carpi (MO)	EUR	1,502,800	E.Z. Holditalia	65.00	65.00	65.00

Foreign subsidiaries
Ermenegildo Zegna Giyim Sanayi ve Tic. A. S.	Istanbul (Turkey)	TRY	32,291,439	E.Z. Holditalia	100.00	100.00	100.00
Ermenegildo Zegna H.m.b.H.	Wien (Austria)	EUR	610,000	E.Z. Holditalia	100.00	100.00	100.00
Société de Textiles Astrum France S.à.r.l.	Paris (France)	EUR	500,000	E.Z. Holditalia	100.00	100.00	100.00
Ermenegildo Zegna GmbH	Munich (Germany)	EUR	6,577,421	E.Z. Holditalia	100.00	100.00	100.00
Zegna Japan Co., LTD	Minato-Ku-Tokyo (Japan)	JPY	100,000,000	E.Z. Holditalia	100.00	100.00	100.00
Fantasia (London) Limited	London (UK)	GBP	7,000,000	E.Z. Holditalia	100.00	100.00	100.00
Ermenegildo Zegna S.A. de C.V.	Ciudad de Mexico (Mexico)	MXN	459,600,000	E.Z. Holditalia	100.00	100.00	100.00
Ezeti Portugal. S.A.	Lisbon (Portugal)	EUR	800,000	E.Z. Holditalia	100.00	100.00	100.00
Ermenegildo Zegna Madrid S.A.	Barcelona (Spain)	EUR	901,500	Ezeti	70.00	70.00	70.00
Ezeti S.L.	Barcelona (Spain)	EUR	500,032	Italco	100.00	100.00	100.00
Italco S.A.	Sant Quirze (Spain)	EUR	1,911,300	E.Z. Holditalia	99.05	100.00	100.00
Co.Ti. Service S.A.	Stabio (Switzerland)	CHF	27,940,000	E.Z. Holditalia	100.00	100.00	100.00
Consitex S.A.	Stabio (Switzerland)	CHF	15,000,000	E.Z. Holditalia	100.00	100.00	100.00
Ermenegildo Zegna Corporation	New York, NY (U.S.A.)	USD	500,000	E.Z. Holditalia	100.00	100.00	100.00
Zegna (China) Enterprise Management Co., Ltd.	Shanghai (China)	CNY	58,309,140	E.Z. Holditalia	100.00	100.00	100.00
Ermenegildo Zegna (China) Co., LTD	Shanghai (China)	CNY	50,000,000	E.Z. Holditalia	100.00	100.00	100.00
Ermenegildo Zegna Korea LTD (*)	Seoul (Korea)	KRW	6.876.000.000	E.Z. Holditalia	100.00	100.00	100.00
Alan Real Estate S.A.	Stabio (Switzerland)	CHF	9,200,000	E.Z. Real Estate S.r.l.	100.00	100.00	100.00
Ismaco Amsterdam B. V.	Istanbul (Turkey)	EUR	226,890	E.Z. Holditalia	100.00	100.00	100.00
Ermenegildo Zegna Far-East Pte LTD	Singapore	SGD	21,776,432	Consitex S.A.	100.00	100.00	100.00
Ermenegildo Zegna Hong Kong LTD	Hong Kong	HKD	238,240,000	E.Z. Holditalia	100.00	100.00	100.00
E. Zegna Trading Hong Kong LTD Taiwan Branch	Taiwan	HKD	233,659,800	E.Z. Hong Kong LTD	100.00	100.00	100.00
Ermenegildo Zegna Canada Inc.	Toronto (Canada)	CAD	700,000	Consitex S.A.	100.00	100.00	100.00
Ermenegildo Zegna Australia PTY LTD	Sydney (Australia)	AUD	18,000,000	E.Z. Far East	100.00	100.00	100.00
E. Z. New Zealand LTD	Auckland (New Zeland)	NZD	3,300,000	E.Z. Holditalia	100.00	100.00	100.00
Ezesa Argentina S.A.	Buenos Aires (Argentina)	ARS	27,246,979	E.Z. Holditalia; Italco	100.00	100.00	100.00
E. Z. Thai Holding Ltd	Bangkok (Thailand)	THB	3,000,000	E.Z. Holditalia	49.33	49.33	49.33
The Italian Fashion Co. LTD	Bangkok (Thailand)	THB	16,000,000	E. Z. Thai H.; E.Z Far East	99.37	64.53	64.53
Zegna South Asia Private LTD	Mumbai (India)	INR	902,316,770	E.Z. Holditalia	51.00	51.00	51.00
ISMACO TEKSTİL LİMİTED ŞİRKETİ	Istanbul (Turkey)	TRY	10,000,000	E.Z.Holditalia, Ismaco	99.85	100.00	100.00
Ezesa Brasil Participacoes LTDA	San Paolo (Brazil)	BRL	77,481,487	E.Z. Holditalia	100.00	100.00	100.00
Ermenegildo Zegna (Macau) LTD	Kowloon Bay (Hong Kong)	HKD	4,650,000	Consitex S.A.	100.00	100.00	100.00
Ermenegildo Zegna Malaysia Sdn. Bhd.	Kuala Lumpur (Malaysia)	MYR	3,000,000	E.Z. Far East	100.00	100.00	100.00
61 West 23rd Street LLC	New York, NY	USD	12,637,342	Alan Real Estate S.A.	100.00	100.00	100.00
Ermenegildo Zegna Maroc S.A.R.L.A.U.	Casablanca (Morocco)	MAD	530,000	E.Z. Holditalia	100.00	100.00	100.00
Ermenegildo Zegna Vietnam LLC	Hanoi City (Vietnam)	VTD	53,567,900,000	E.Z. Holditalia	76.58	76.58	70,00
Achill Land Pty Ltd.	Armidale NSW (Australia)	AUD	10,200,000	Alan Real Estate S.A.	60.00	60.00	60.00
Zegna Gulf Trading LLC	Dubai (UAE)	AED	300,000	Consitex S.A.	49.00	49.00	49.00
EZ US Holding Inc.	Wilmington (U.S.A.)	USD	1,000,099	Consitex S.A.	100.00	100.00	100.00
E.Zegna Attica Single Member Societé Anonyme	Athens (Greece)	EUR	650,000	E.Z. Holditalia	100,00	100.00	100.00
Thom Browne Inc.	Wilmington (U.S.A.)	USD	5,510	E.Z. Holditalia	85,00	85,00	85,00
Thom Browne Japan Inc.	Tokyo (Japan)	JPY	1,000,000	Thom Browne Inc.	100,00	85,00	85,00
Thom Browne Trading SA	Stabio (Switzerland)	CHF	100,000	Thom Browne Inc.	100,00	85,00	85,00
Thom Browne France Services	Paris (France)	EUR	50,000	Thom Browne Trading SA	100,00	85,00	85,00
Thom Browne UK Limited	Beckenham (UK)	GBP	1	Thom Browne Trading SA	100,00	85,00	85,00
Tailoring Luxury Co., Ltd.	Shanghai (China)	USD	900,000	Thom Browne Trading SA	100,00	85,00	85,00
Thom Browne (Macau) Limited	Hong Kong	HKD	500,000	Thom Browne Trading SA	100,00	85,00	85,00
Thom Browne Canada	Vancouver (Canada)	CAD	1	Thom Browne Trading SA	100,00	85,00	0,00

(*) Consolidated line by line and reclassified as current assets held for sale

Investments at equity method
Pelletteria Tizeta S.r.l.	Sesto Fiorentino (FI)	EUR	206,816	E.Z. Holditalia	50.00	50.00	50.00
Tom Ford International LLC	Delaware (U.S.A.)	USD	82,366,000	EZ US Holding Inc.	15.00	15.00	15.00
Achill Station Pty Ltd.	Armidale NSW (Australia)	AUD	2,239,127	Alan Real Estate S.A.	60.00	60.00	60.00

Investments at fair value

Acquedotto Piancone S.r.l.	Valdilana (BI)	EUR	42,000	LEZ	66.66	66.66	66.66
Pettinatura di Verrone S.r.l.	Verrone (BI)	EUR	3,000,000	LEZ	15.00	15.00	15.00
Consorzio Turistico Alpi Biellesi	Valdilana (BI)	EUR	33,750	E.Z. Real Estate S.r.l.	43,92	43,92	50,77
Sharmoon.EZ.Garments Co. Ltd	Wenzhou (China)	CNY	100,000,000	E.Z. Holditalia	50.00	50.00	50.00
F2 S.r.l.	Schio (VI)	EUR	90,000	Bonotto S.p.A.	49.00	49.00	49.00
Elah Dufour S.p.A.	Genova (GE)	EUR	26,650,000	E.Z. Holditalia	10,00	10,00	10,00
Bea Biella S.r.l.	Busalla (GE)	EUR	130,000	E.Z. Real Estate S.r.l.	22,00	22,00	22,00
Future 101 Design Private Ltd	New Delhi (India)	INR	100,000	E.Z. Holditalia	17.50	17.50	17.50

Valdilana, Italy

June 21, 2021

For and on behalf of the Board of Directors

The Chairman Dr. Paolo Zegna